EXECUTION VERSION
SALE AND PURCHASE AGREEMENT
DATED 19 July 2017

TT ElECTRONICS PLC

as Parent

AND

AVX Limited

as Purchaser

AND

AVX Corporation

as Purchaser Guarantor

in relation to those companies forming the Transportation,  Sensing and Control division of the TT Electronics Group

Allen & Overy LLP

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THIS AGREEMENT is made on19 July 2017

BETWEEN:

(1)TT ELECTRONICS PLC (registered number 00087249), a public limited company incorporated in England and Wales and whose registered office is at Fourth Floor, St Andrews House, West Street, Woking, Surrey, England, GU21 6EB (the Parent);

(2)AVX LIMITED (registered number 01235639), a private limited company incorporated in England and Wales whose registered office is at 6 Archipelago, Lyon Way, Frimley, Surrey, England, GU16 7ER (the Purchaser); and

(3)AVX CORPORATION, a corporation formed under the laws of the State of Delaware, United States and whose principal executive offices are located at 1 AVX Boulevard, Fountain Inn, South Carolina 29644, United States (the Purchaser Guarantor).

BACKGROUND:

(A)The Parent is the ultimate holding company of the Sellers.

(B)The Parent wishes to procure that the Sellers sell, and the Purchaser wishes to purchase, all the issued share capital of each of the Target Companies, and certain intra-group debt of the Target Companies, on the terms and subject to the conditions set out in this agreement.

(C)The Purchaser Guarantor is the ultimate holding company of the Purchaser and is willing to guarantee the obligations of the Purchaser under this agreement.

IT IS AGREED as follows:

1.Interpretation

1.1In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 17 apply throughout this agreement, unless the contrary intention appears.

1.2In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3The headings in this agreement do not affect its interpretation.

2.Sale and Purchase of the Shares and Transfer of the Shareholder Loans

2.1Subject to the Conditions being satisfied or, where applicable, waived, the Parent shall procure that each Seller identified in column (1) of Schedule 1 sells and transfers to the Purchaser (and, where applicable, to the additional nominee purchaser identified in column (5) of Schedule 1), and the Purchaser shall purchase (and, where applicable, shall procure that the additional nominee purchaser identified in column (5) of Schedule 1 shall purchase) and acquire from such Seller, the Shares set opposite such Seller’s name in column (4) of Schedule 1.

2.2The Parent shall procure that the Sellers sell the Shares free from all Encumbrances with full title guarantee and together with all rights attaching to them, including the right to receive all distributions and dividends declared, paid, made or accruing after Completion.

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2.3The Parent shall procure that each Seller waives all rights of pre-emption or refusal which it may have (whether under the Target Companies’ constitutional documents or otherwise), including any rights created after the date of this agreement and on or before Completion, in respect of the transfer to the Purchaser of the Shares.

2.4Subject to the actions contemplated under clause 10.4 to complete the transfer of the equity interest in the China Target Company, neither the Purchaser nor the Parent shall be obliged to complete, or procure the completion of, the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

2.5On Completion, the Parent shall procure that the Lenders shall transfer, by way of assignment, their respective rights under the Shareholder Loans to the Purchaser (including all amounts owing by the relevant Borrowers under those Shareholder Loans as at the Completion Date) on the terms set out in the template Deed of Assignment set out at Schedule 14, provided that (whether in connection with the satisfaction of the Condition set out at clause 3.1(g) or otherwise) the Parent shall be entitled to reduce, or extinguish completely, the amounts outstanding under any or all of the Shareholder Loans before Completion.

2.6The Parent shall procure that the Lenders shall transfer the rights under the Shareholder Loans free from all Encumbrances with full title guarantee and together with all rights attaching to them as at Completion, including all interest accruing on such Shareholder Loans up to Completion.

3.Conditions Precedent

3.1The sale and purchase of the Shares is conditional on:

(a)the passing at a duly convened general meeting (the General Meeting) of the Parent of an ordinary resolution approving the transactions contemplated by this agreement;

(b)with respect to the transfer of the shares issued by the Romanian Target Company:

(i)the expiry of a 30 calendar day opposition period calculated from the date of publication in the Romanian Official Gazette (Monitorul Oficial al României) of the resolution of the Romanian Target Company’s sole shareholder approving the transfer of such shares (the Romanian Shareholder’s Resolution); and

(ii)no opposition which has the effect of prohibiting the transfer of the Romanian Target Company’s shares being registered or, if such opposition is registered:

(A)the issuance of a definitive rejection decision in respect of such opposition by the competent court; or

(B)the settlement of the opposition following which the transfer of the Romanian Target Company’s shares can be validly performed according to the applicable law;

(c)where required under any applicable Law:

(i)either:

(A)the German Federal Cartel Office (Bundeskartellamt) having cleared the sale and purchase of the Shares by: (I) notifying the Purchaser and/or the Parent within the one-month period contemplated under Sec. 40 para. 1 of the German Act Against Restraints of Competition (Gesetz gegen

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Wettbewerbsbeschränkungen) (the ARC) that the conditions for a prohibition under Sec. 36 para. 1 ARC are not met; (II) clearing the sale and purchase of the Shares within the four-month period contemplated under Sec. 40 para. 2 sentence 2 ARC or within the extended waiting period under Sec. 40 para. 2 sentence 4 no. 1, or sentence 7, ARC; or (III) permitting the time limits contemplated under Sec. 40 para.1 or 2 ARC to expire without having served the relevant notices or decisions respectively;

(B)(I) the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) and Austrian Federal Cartel Prosecutor (Bundeskartellanwalt) having formally waived their right to apply for detailed examination pursuant to section 12 of the Austrian Cartel Act (Kartellgesetz) (the ACA) of the sale and purchase of the Shares which is subject to notification pursuant to Sec. 9 ACA, or having not so applied, within the statutory four-week period for their detailed examination; or (II) if the Austrian Cartel Court (ACC) or Austrian Cartel Supreme Court (ACSC) has issued a final decision declaring that the sale and purchase of the Shares is compatible with the applicable merger control provision of Sec. 9 et seq ACA, such decision being either unconditional or subject to obligations or restrictions; or (III) if the ACC or the ACSC (as applicable) has terminated the examination proceedings under Sec. 12 or Sec. 14 ACA in relation to the sale and purchase of the Shares, such decision having the statutory effect that the sale and purchase of the Shares is deemed to be compatible with the applicable merger control provisions of Sec. 9 et seq ACA;

(C)the Hungarian Competition Authority (Gazdasági Versenyhivatal):

I.clearing or being deemed to have cleared the sale and purchase of the Shares, whether: (i) unconditionally; or (ii) subject to conditions or obligations, under section 30(3) of Act LVII of 1996 on the Prohibition of Unfair and Restrictive Market Practices (the HCA);

II.issuing a certificate in respect of not initiating a procedure, under Sec. 43/N(1)(b) of the HCA; or

III.rejecting the notification under Sec. 43/N(1)(c) of the HCA;

and such clearance, certificate or rejection having become final and binding and being in full force and effect; and

(D)the Antimonopoly Office of the Slovak Republic (Protimonopolný úrad Slovenskej republiky  – PMU) notifying the Purchaser in writing that the purchase of the Shares by the Purchaser or any matter arising from it is not subject to its approval, or receipt by the Purchaser of a final (právoplatné) unconditional decision of the PMU or of the Council of the Antimonopoly Office of the Slovak Republic approving the Purchaser’s acquisition of the Shares and any associated obligations under this agreement which may require approval of the PMU or, alternatively, a decision of either of these authorities approving the Purchaser’s acquisition of the Shares and any associated obligations under this agreement, which may require approval of the PMU, that is subject to conditions and/or obligations;

(ii)or, if the Parent and the Purchaser agree in writing to submit a reasoned submission to the European Commission (the Commission) and the sale and purchase of the

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Shares is deemed to have a Community dimension pursuant to Article 4(5) of Council Regulation (EC) No. 139/2004 (the Merger Regulation),  the Commission declaring that the purchase of the Shares is compatible with the internal market pursuant to Articles 6(1)(b) of the Merger Regulation (including in conjunction with Article 6(2)), 8(1) or 8(2) of the Merger Regulation) or the European Commission being deemed to have so declared under Article 10(6) of the Merger Regulation;

(d)no Governmental Entity having enacted, issued, promulgated, enforced or entered any applicable Law that is in effect at the Completion Date, that confers jurisdiction over the Parent or the Purchaser and that has the effect of making the sale and purchase of the Shares illegal or otherwise prohibiting the consummation of the sale and purchase of the Shares, but excluding: (i) any such Law to the extent that it relates to merger control and either was in force and conferred jurisdiction over the sale and purchase of the Shares immediately before the date of this agreement or is not material in the context of the sale and purchase of the Shares; and (ii) any such Law which is issued specifically in respect of a party to this agreement (including as a result of such party’s identity or actions) and is not of general applicability;

(e)no Material Adverse Effect having occurred between the date of this agreement and 10:00am (London time) on the Completion Date;

(f)the Parent having procured the completion of the TT Electronics GmbH Divestment in accordance with the TT Electronics GmbH Divestment Agreement and the termination of the Domination and Profit and Loss Pooling Agreement; and

(g)the Shareholder Loan Amount not exceeding EUR 65 million.

3.2The Parent shall use all reasonable endeavours to procure that the Conditions in clause 3.1(a), 3.1(b) 3.1(f) and 3.1(g) are satisfied as soon as is practicable and, in any event, on or before the Long Stop Date.

3.3Without prejudice to clause 3.2, the Parent shall, as soon as reasonably practicable after the date of this agreement:

(a)finalise the Parent's Circular;

(b)subject to the approval of the UK Listing Authority, despatch the Parent's Circular to its shareholders, with such Parent’s Circular to include the Directors’ Recommendation;

(c)convene the General Meeting of the Parent for the purposes of considering and, if thought fit, passing the resolution of the Parent referred to in clause 3.1(a); and

(d)procure that the Directors’ Recommendation is not withdrawn or modified prior to the General Meeting (or any adjournment or postponement thereof) unless the directors of the Parent determine, acting in good faith, that such Directors’ Recommendation should be withdrawn or modified in order to comply with their fiduciary duties as directors.

Nothing in this clause 3.3 shall restrict the directors of the Parent from: (i) making full and honest disclosure to the Parent’s shareholders of, amongst other things, any changes in circumstances occurring before the General Meeting (or any adjournment or postponement thereof); or (ii) expressing their opinions as to what they consider is in the best interests of the Parent at any particular time in light of what they are then aware of.

3.4Without prejudice to clause 3.2, the Parent shall use all reasonable endeavours to procure that:

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(a)as soon as reasonably practicable after the date of this agreement the sole shareholder of the Romanian Target Company passes the Romanian Shareholder’s Resolution and that such resolution is registered with the Romanian Commercial Registry; and

(b)the Romanian Shareholder’s Resolution is published in the Romanian Official Gazette (Monitorul Oficial al României) following registration with the Romanian Commercial Registry.

3.5The Purchaser shall use its best endeavours, and shall take all steps necessary, to procure that the Conditions in clause 3.1(c) are fulfilled as soon as is practicable and, in any event, on or before the Long Stop Date.  The Purchaser shall:

(a)either:

(i)procure the filing of all relevant filings (other than the Hungarian Notification) in a form reasonably acceptable to the Parent as soon as reasonably practicable after the date of this agreement and in any event within ten Business Days of the date of this agreement or such longer period that is agreed in advance in writing by the Parent and procure the filing of a substantially complete draft Hungarian Notification in a form reasonably acceptable to the Parent as soon as reasonably practicable after the date of this agreement and in any event within ten Business Days of the date of this agreement and procure the filing of the Hungarian Notification within two Business Days of the date that the Hungarian Competition Authority indicates that it considers that it has received a complete draft notification; or

(ii)if the Parent and the Purchaser agree in writing to submit a reasoned submission to the Commission under Article 4(5) of the Merger Regulation, procure the filing to the Commission of a substantially complete draft Form RS in a form reasonably acceptable to the Parent as soon as reasonably practicable after the Parent and the Purchaser agree to seek such a referral and in any event within ten Business Days of such date and procure the filing of the Form RS and subsequently the Form CO as soon as possible thereafter; and

(b)respond with requested information or documentation as soon as reasonably practicable to all inquiries received from a Regulatory Authority for information or documentation, and procure that each member of the AVX Group provides any requested information or documentation as soon as reasonably practicable in response to all inquiries received from a Regulatory Authority;

(c)not enter into (and will procure that no member of the AVX Group enters into) any other agreement or arrangement where the effect of any such agreement or arrangement is likely to affect, delay, impede or in any respect prejudice the fulfilment of the Conditions in clause 3.1(c);

(d)pay all of the Purchaser’s costs and expenses (including all filing fees) in relation to such filings; and

(e)use best endeavours to offer, accept and agree to, and shall procure that each member of the AVX Group shall offer, accept and agree to, any conditions, obligations, undertakings and/or modifications and take such other steps (including but not limited to: (i) selling, disposing of or holding separate and agreeing to sell or dispose of, assets, categories of assets or businesses of the Target Group or any member of the AVX Group; (ii) terminating or creating relationships, contractual rights or obligations of the Target Group or any member of the AVX Group; (iii) giving effect to any change or restructuring of the Target Group or the AVX

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Group; (iv) taking or committing to take any action or mitigation measures that would limit the ability of any member of the Target Group or AVX Group to retain or hold any business, assets, equity interests, product lines or properties of the Target Group or AVX Group; and (v) entering into any agreements or making any filings with any Regulatory Authority in connection with the foregoing, in each case at the earliest opportunity and in any event before any applicable deadline to offer remedies) (each a Commitment) (which shall not, without the prior written approval of the Parent, include any amendment, variation or modification of the terms of this agreement or any other Transaction Document) that are required by any Regulatory Authority or which are necessary in order to procure the satisfaction of the Conditions in clause 3.1(c) and allow Completion to occur before the Long Stop Date.

3.6In connection with the satisfaction of the Conditions in clause 3.1(c), the Purchaser shall:

(a)promptly notify the Parent of any communication (whether written or oral) from a Regulatory Authority, including any request from any Regulatory Authority to the Purchaser or Purchaser Group for information or documentation;

(b)give the Parent reasonable notice of all meetings with a Regulatory Authority and, to the extent reasonably practicable, give the Parent reasonable opportunity to be present at such meetings (save to the extent that a Regulatory Authority expressly requests that the Parent should not be present at the meeting or part or parts of the meeting);

(c)give the Parent reasonable notice of all scheduled telephone calls or other communications with a Regulatory Authority and, to the extent reasonably practicable, give the Parent reasonable opportunity to listen to such telephone calls or other communications (save to the extent that a Regulatory Authority expressly requests that the Parent should not be present at the telephone call or part or parts of the telephone call);

(d)promptly inform the Parent of the content of any meetings, calls or other communications with any Regulatory Authority to the extent the Parent was not present;

(e)provide the Parent in advance with penultimate drafts of all written communications intended to be sent to a Regulatory Authority, give the Parent a reasonable opportunity to comment on them, not send such communications without the prior approval of the Parent (such approval not to be unreasonably withheld) and provide the Parent with final copies of all such communications subject in each case to exclusion by the Purchaser of information that it reasonably considers to be confidential to it (provided that such confidential information is provided to the Parent's Lawyers on an attorney only basis);

(f)upon becoming aware of any fact, matter or circumstance which could reasonably be expected to prevent or delay the satisfaction of the Conditions in clause 3.1(c), immediately inform the Parent and provide full details of such fact, matter or circumstance;

(g)notify the Parent of any clearance, waiver or rejection received from any Regulatory Authority as soon as practicable and in any event within one Business Day of receipt of a decision or communication from any Regulatory Authority confirming such clearance, waiver or rejection and provide the Parent with copies of all related documentation received from the Regulatory Authority as soon as practicable after receipt; and

(h)not submit a reasoned submission to the Commission pursuant to Article 4(5) of the Merger Regulation without first obtaining the written consent of the Parent.

3.7In the event that a Governmental Entity enacts, issues, promulgates, enforces or enters any applicable Law relating to merger control to the extent that such Law is not excluded pursuant to clause 3.1(d) (a

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New Material Merger Control Law) then, in connection with the satisfaction of the Condition in clause 3.1(d), the Purchaser shall use best endeavours to procure that any clearances, waivers or consents required from any Regulatory Authority pursuant to such New Material Merger Control Law are obtained or any requirements of any Regulatory Authority in connection with such New Material Merger Control Law are satisfied (or, in either case, deemed to be obtained or satisfied) as soon as is practicable and, in any event, on or before the Long Stop Date.  The Purchaser shall:

(a)procure the filing of any notifications or filings required with any Regulatory Authority pursuant to such New Material Merger Control Law as soon as practicable following such New Material Merger Control Law coming into force or conferring jurisdiction (as applicable); and

(b)comply with the requirements of clauses 3.5(b) to 3.5(e) as if such requirements applied to the satisfaction of the Condition set out in clause 3.1(d) (to the extent that such Condition relates to the New Material Merger Control Law).

3.8The Parent shall use all reasonable endeavours to co-operate with the Purchaser and provide such assistance as is reasonably necessary, and to provide to a Regulatory Authority such information as is reasonably necessary, in each case to ensure that the Conditions in clause 3.1(c) are fulfilled as soon as is reasonably practicable.

3.9Where any Condition is capable of being waived (in whole or in part) that Condition may, unless otherwise expressly stated, only be waived with the written agreement of both the Parent and the Purchaser, other than: (a) the Condition in clause 3.1(d), which may be waived in accordance with clause 3.10; and (b) the Conditions in clause 3.1(e) and 3.1(g), which may be waived by the Purchaser in its sole discretion by written notice to the Parent.

3.10The Condition in clause 3.1(d) may be waived by the party that is subject to the enactment, issue, promulgation, enforcement or entry into the applicable Law by the relevant Governmental Entity which results in the circumstances described in clause 3.1(d), in that party’s sole discretion by written notice to the other.

3.11If any of the Conditions (other than the Conditions in clause 3.1(e) or 3.1(g)) are not satisfied or waived in accordance with clause 3.9 or 3.10 (as applicable) on or before the Long Stop Date, or become incapable of satisfaction or waiver on or before the Long Stop Date then, by written notice given by either the Parent or the Purchaser (as applicable) to the other parties to this agreement, this agreement may be terminated and clause 3.15 shall apply.

3.12The Parent shall notify the Purchaser as soon as reasonably practicable upon becoming aware of a Material Adverse Effect occurring during the period from the date of this agreement to 10:00am (London time) on the Completion Date.

3.13If during the period from the date of this agreement to 10:00am (London time) on the Completion Date a Material Adverse Effect occurs, including as notified by the Parent under clause 3.12 (if applicable), and is not waived in accordance with clause 3.9, then by written notice given by the Purchaser to the Parent prior to Completion, the Purchaser may terminate this agreement and clause 3.15 shall apply.

3.14If the Condition in clause 3.1(g) is not satisfied on or before the Long Stop Date and is not waived in accordance with clause 3.9, then by written notice given by the Purchaser to the Parent prior to Completion, the Purchaser may terminate this agreement and clause 3.15 shall apply.

3.15If this agreement is terminated pursuant to clause 3.11, 3.13 or 3.14:

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(a)except for this clause and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; but

(b)neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non‑performance of any obligation under this agreement falling due for performance before such lapse and cessation.

4.Break Fee

4.1If:

(a)the ordinary resolution to approve the transactions contemplated by this agreement is not passed by the shareholders of the Parent at the General Meeting (or any adjournment or postponement thereof) on or before the Long Stop Date (or such other date as the Purchaser may agree in writing); and

(b)immediately prior to the General Meeting (or any adjournment or postponement thereof), all other Conditions have been satisfied or remain capable of satisfaction,

the Parent shall, subject to clause 4.2, pay to the Purchaser a break fee (the Break Fee) in the amount of £3,000,000 (including any VAT payable thereon) within five Business Days of the resolution not being passed to the bank account notified by the Purchaser to the Parent for this purpose.

4.2If the Break Fee become payable and, at the time that the Break Fee becomes payable, the amount stipulated under clause 4.1 exceeds one per cent. of the Parent’s market capitalisation (as calculated in accordance with the Listing Rules), then the amount of the Break Fee will be reduced to an amount equal to one per cent. of the Parent’s market capitalisation (as calculated in accordance with the Listing Rules).

5.Pre-Completion Covenants

5.1Until Completion the Parent undertakes that it shall procure that:

(a)the Purchaser and its agents and advisers are given reasonable access to the Properties and to the books and records of the Target Group during normal business hours on any Business Day and on reasonable notice to the Parent;

(b)subject to clause 5.2:

(i)the business of the Target Group is carried on in the ordinary course (including that all existing contracts of insurance currently maintained by the Target Group are continued in full force and effect and without material modification or, if any such insurance contract is replaced, it is replaced with a contract offering materially equivalent coverage);

(ii)the material assets of the business of the Target Group are maintained and protected in the ordinary course of business;

(iii)the Senior Employees, facility managers and advisers of the Target Group are instructed to promptly provide any information and explanation in respect of the Target Group that is reasonably requested by a Purchaser Representative;

(iv)the Purchaser is provided with copies of all management reports and accounts relating to the Target Group;

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(v)the confidentiality of customer and supplier information and of other confidential or proprietary information of any member of the Target Group (other than where such information is already in the public domain or comes into the public domain other than as a result of a breach of this clause 5.1(b)(v)) is maintained; and

(vi)no member of the Target Group shall:

(A)make any increase or reduction of its share or loan capital or grant any option to subscribe for or acquire any of its share or loan capital (other than to another member of the Target Group);

(B)make any material amendment to its constitutional documents;

(C)sell, transfer or dispose of, or grant any option to acquire, any material part of its business, undertaking or assets, other than in the ordinary course of business;

(D)sell (other than to the Purchaser or its nominee(s)) any of the Shares of any member of the Target Group;

(E)enter into any agreement or commitment of an unusual or abnormal nature;

(F)materially amend the terms of, or terminate, materially breach or waive the material breach of, any material contract to which any member of the Target Group is a party;

(G)borrow any monies or incur any indebtedness other than trade credit or finance leases in the ordinary course of trading and any interest or fees incurred in respect of existing indebtedness;

(H)grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity, other than in the ordinary course of business;

(I)materially amend, enter into, offer to enter into or terminate or give notice to terminate any terms of employment of a Senior Employee;

(J)form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture;

(K)institute, settle or compromise any new legal proceedings arising after the date of this agreement (other than routine proceedings for the recovery of trade debts in the ordinary course); or

(L)diminish the goodwill attaching to, or otherwise prejudice relationships with, material customers of the members of the Target Group, other than in the ordinary course of business;

(M)agree to do any of the actions referred to in subclauses 5.1(b)(vi)(A) to 5.1(b)(vi)(L) above; and

(c)the members of the Target Group fulfil, in all material respects, all statutory or contractual notification requirements towards employees, contractual partners or public authorities in connection with the transactions contemplated under this agreement and, to the extent

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reasonably required, co-operate in good faith and consult with, and take into account any reasonable requests of, the Purchaser in respect of such requirements.

5.2Clause 5.1 shall not operate to restrict or prevent:

(a)any action taken at the request of the Purchaser or with the prior written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed) and, for these purposes, the Purchaser shall have been deemed to have provided its consent if it has not notified the Parent of its intention not to provide, or to condition or qualify, its consent within two Business Days of the Parent submitting a request for consent to a Purchaser Representative;

(b)any matter reasonably undertaken by any member of the Target Group in an Emergency Situation with the intention of minimising any adverse effect of the Emergency Situation on any member of the Target Group (and of which the Purchaser will be promptly notified);

(c)any action taken in accordance within any contract or arrangement entered into by any member of the Target Group before the date of this agreement;

(d)any act or conduct which any member of the Target Group is required to take, or omit to take, as a result of, or in order to comply with, any applicable Law (including, for the avoidance of doubt, any merger control Law); or

(e)any matter expressly contemplated or provided for in this agreement or another Transaction Document.

5.3The Parent shall procure that the proposed transfer of the shares in the Romanian Target Company is notified to the competent environmental authority in Romania before Completion pursuant to Romanian Government Emergency Ordinance no. 195/2005 for the Protection of the Environment, as amended.  The Parent shall, within five Business Days after receipt of the response from the competent environmental authority (whether before or after Completion), provide a copy of such response to the Purchaser.

5.4The Parent shall procure that, prior to Completion, the lenders under the HSBC Facility consent to the resignation of each of TT Electronics Holdings GmbH, AB Elektronik GmbH, Midland Electronics Deutschland GmbH, TT Electronics Sensing and Control S.R.L., A.B. Mikroelektronik Gesellschaft mit beschränkter Haftung and AB Elektronik Sachsen GmbH as guarantors under the HSBC Facility.

5.5The Purchaser shall procure that, as soon as practicable following the date of this agreement, the Transactions are notified to the German Federal Ministry of Economics and Energy pursuant to pursuant to sec. 58 sent. 2 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung, AWV).   The Parent shall provide such assistance as may be reasonably required by the Purchaser in connection with the completion and submission of such notification.

5.6The Parent shall procure that, upon or prior to Completion, the China IMS Lines are transferred from TT Electronics Integrated Manufacturing Services Co Ltd to the China Target Company, at such value as the Parent and the Purchaser shall agree and with full title guarantee.  The parties agree that the invoices for the payment of the transfer of the China IMS Lines shall not become payable by the China Target Company, and shall not be paid, until after Completion.

5.7With respect to the India Target Company, the Parent shall, no fewer than fifteen Business Days prior to Completion, deliver to the Purchaser a statement from the Parent prepared after taking advice from suitably qualified external advisers (together with supporting calculations in reasonable detail) (the Draft Withholding Documents) setting out the amount, if any, of the liability of each relevant Seller

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for capital gains tax (or similar tax) in India in respect of the sale of the Shares in the India Target Company.  The Parent shall, if it is necessary for determining such liability, appoint (at its own expense) a suitably qualified valuer to determine the fair market value of the India Target Company or, as the case may be, the Midland UK Shares or the TT Singapore Shares. The Purchaser may, within five Business Days after receipt of the Draft Withholding Documents, provide comments to the Parent in respect of the Draft Withholding Documents, and the Parent shall in good faith, and together with its advisers, consider any such comments received within those five Business Days and, if the Parent considers it appropriate, revise the relevant calculations.  No later than five Business Days before Completion, the Parent shall deliver to the Purchaser a statement and supporting calculations (the Final Withholding Statement) setting out the amount, if any, of the liability of each relevant Seller for capital gains tax (or similar tax) in India in respect of the sale of the Shares in the India Target Company, which shall be in the form of the Draft Withholding Documents but as amended if appropriate to take account of comments received from the Purchaser under this clause 5.7, and the amount set out in the Final Withholding Statement shall be adopted by the parties to this agreement for the purposes of clause 23.5.

5.8The Parent shall use reasonable endeavours to confirm to the Purchaser whether or not the information set out in Schedule 16 is accurate as soon as practicable following the date of this agreement.

6.Completion

6.1Completion shall (unless another location, date or time is agreed between the Purchaser and the Parent) take place at the London offices of the Parent’s Lawyers at 10.00 a.m. on the fifth Business Day following the date on which the last of the Conditions to be satisfied or waived in accordance with this agreement (excluding any Conditions which are incapable of satisfaction before the Completion Date) is satisfied or waived.

6.2At Completion:

(a)the Parent shall observe and perform, and (where applicable) procure that the Sellers observe and perform, the provisions of Part 1 of Schedule 8; and

(b)the Purchaser shall observe and perform the provisions of Part 2 of Schedule 8.

6.3If the Purchaser fails to comply with the provisions of Part 2 of Schedule 8, the Parent may elect (in addition and without prejudice to all other rights and remedies available to it) by notice to the Purchaser:

(a)not to complete (or procure the completion of) the sale and purchase of the Shares, in which case the provisions of clause 6.4 shall apply; or

(b)to fix a new time and date for Completion (being not more than one month after the original date for Completion) in which case the provisions of clauses 6.2 and Schedule 8 shall apply to Completion as so deferred but on the basis that such deferral may occur only once.

6.4If the Parent elects not to complete (or procure the completion of) the sale and purchase of the Shares under clause 6.3(a):

(a)except for this subclause and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; and

(b)neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance before such lapse and cessation.

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6.5Except in the case of fraud by the Parent, the Purchaser shall not be entitled in any circumstances to rescind or terminate this agreement after Completion.

7.Consideration

The consideration for the sale of the Shares and the transfer of the Shareholder Loans shall (subject to adjustment as provided in clause 8) be an amount equal to £118,800,000:

(a)less the Estimated Net Debt;

(b)plus the amount by which the Estimated Working Capital exceeds the Target Working Capital (if any); or

(c)less the amount by which the Estimated Working Capital is less than the Target Working Capital (if any),

(the Consideration).

8.Adjustment to Consideration

8.1The Consideration shall be adjusted following Completion as follows:

(a)if the Actual Net Debt exceeds the Estimated Net Debt, it shall be reduced by the amount by which the Actual Net Debt exceeds the Estimated Net Debt;

(b)if the Actual Net Debt is less than the Estimated Net Debt, it shall be increased by the amount by which the Actual Net Debt is less than the Estimated Net Debt;

(c)if the Actual Working Capital is less than the Estimated Working Capital, it shall be reduced by the amount by which the Actual Working Capital is less than the Estimated Working Capital; and

(d)if the Actual Working Capital exceeds the Estimated Working Capital, it shall be increased by the amount by which the Actual Working Capital exceeds the Estimated Working Capital.

8.2If as a result of such an adjustment:

(a)the amount of the Consideration is increased, the Purchaser shall make a payment to the Parent of a sum equal to that increase; or

(b)the amount of the Consideration is reduced, the Parent shall make a payment to the Purchaser of a sum equal to that reduction.

8.3Any such payment shall be made in cash within 15 Business Days following the day on which the Completion Statement is finalised as contemplated by Schedule 9.

8.4Any amount payable by either the Parent or the Purchaser pursuant to this clause 8 shall not accrue interest, except to the extent that a payment is not made within the time contemplated under clause 8.3, in which case clause 23.2 shall apply.

9.Loans and Guarantees

9.1The Parent shall give notice to the Purchaser not less than three Business Days before the Completion Date of the Estimated Net Debt (setting out the indebtedness of which it is constituted, using the line

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items set out in Part 2 of Schedule 9) and the Estimated Working Capital (using the line items set out in Part 2 of Schedule 9).

9.2The Parent shall, at or prior to the time that it gives notice to the Purchaser of the Estimated Net Debt in accordance with clause 9.1, provide written evidence to the Purchaser (in a form satisfactory to the Purchaser, acting reasonably) that the Shareholder Loan Amount does not exceed EUR65 million.

9.3The Purchaser shall procure that, no later than 15 Business Days following the day on which the Completion Statement is finalised as contemplated by Schedule 9, an amount equal to the actual China Intra-Group Payable as shown in the Completion Statement (Actual China Intra-Group Payable) is paid to TT Electronics Integrated Manufacturing Services (Suzhou) Co., Ltd.

9.4The Parent and the Purchaser shall, acting reasonably and in good faith, taking into account applicable Law in China, discuss and agree the mechanism pursuant to which the Purchaser will satisfy its obligation to procure the payment to TT Electronics Integrated Manufacturing Services (Suzhou) Co., Ltd under clause 9.3.

9.5The Parent shall procure that on Completion a payment is made (by or on behalf of the relevant member(s) of the Retained Group) to the Purchaser, on behalf of the relevant member(s) of the Target Group, of a sum equal to the estimated Intra-Group Receivables, being part of the Estimated Net Debt (Estimated Intra-Group Receivables).

9.6If the actual Intra-Group Receivables as shown in the Completion Statement (Actual Intra-Group Receivables) exceed the Estimated Intra-Group Receivables, the Parent shall make a payment to the Purchaser (on behalf of the relevant member(s) of the Retained Group), of a sum equal to the amount by which the Actual Intra-Group Receivables exceed the Estimated Intra-Group Receivables.  Any such payment shall be made within five Business Days following the date on which the Actual Net Debt is ascertained.

9.7If the Actual Intra-Group Receivables are less than the Estimated Intra-Group Receivables, the Purchaser shall procure that a payment is made (by or on behalf of the relevant member(s) of the Target Group) to the Parent, on behalf of the relevant member(s) of the Retained Group, of a sum equal to the amount by which the Actual Intra-Group Receivables are less than the Estimated Intra-Group Receivables.  Any such payment shall be made within five Business Days following the date on which the Actual Net Debt is ascertained.

9.8The Purchaser shall procure that the net sum equal to the Actual Intra-Group Receivables, which shall have been paid to the Purchaser on behalf of the relevant member or members of the Retained Group (under clause 9.5 or clause 9.6), and not, if applicable, repaid by it (under clause 9.7), shall be applied in satisfying in full the indebtedness constituting the Intra-Group Receivables.

9.9Any payments due from the Purchaser to the Parent under clauses 8.2(a), 9.3 and 9.7 may (at the Parent’s option) be offset against any payments due from the Parent to the Purchaser under clauses 8.2(b) and 9.6.

9.10The Parent shall procure that the Trade Debts owing by any member of the Retained Group to a member of the Target Group as at Completion shall be settled after Completion in the ordinary course of business.

9.11The Purchaser shall procure that the Trade Debts owing by any member of the Target Group to a member of the Retained Group as at Completion shall be settled after Completion in the ordinary course of business.

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9.12Subject to clause 9.13, the Parent shall procure that as from Completion each member of the Target Group is released and discharged from all guarantees, letters of comfort, indemnities and other credit support instruments (collectively the Target Group Performance Bonds)  given by that member of the Target Group in respect of any liability or obligation of any member of the Retained Group (including any obligations owed by any members of the Target Group under: (a) the HSBC Facility; and (b) the banking facility dated 4 March 2015 between the China Target Company and AB Electronics (Suzhou) Co. Ltd. as co-borrowers and HSBC Bank (China) Company Limited as lender (the HSBC China Facility), but excluding the China Intra-Group Payable).  The Parent shall deliver to the Purchaser at Completion written evidence in a form reasonably satisfactory to the Purchaser that all members of the Target Group have been released and discharged from all Target Group Performance Bonds.  From and after Completion, the Parent shall indemnify the Target Group against all liabilities under the Target Group Performance Bonds.

9.13The Parent shall not be required to comply with its obligations under clause 9.12 with respect to the HSBC China Facility until as soon as practicable following such time as the Purchaser has complied in full with its obligation to procure the payment to TT Electronics Integrated Manufacturing Services (Suzhou) Co., Ltd under clause 9.3.

9.14Upon request from the Parent, the Purchaser shall use reasonable endeavours to procure that, as from or as soon as reasonably practicable following Completion, each member of the Retained Group is released and discharged from all guarantees, letters of comfort, indemnities and other credit support instruments given by that member of the Retained Group in respect of any liability or obligation of any member of the Target Group (collectively the Retained Group Performance Bonds).  The Purchaser shall deliver to the Parent written evidence in a form reasonably satisfactory to the Parent that all members of the Retained Group have been released and discharged from all Retained Group Performance Bonds promptly upon the Purchaser’s receipt of the same.  From and after Completion, the Purchaser shall indemnify the Retained Group against all liabilities under the Retained Group Performance Bonds.

9.15Clause 9.14 may be enforced by each relevant member of the Retained Group (with, where that member is not the Parent, the Parent's prior written consent) against the Purchaser under the Contracts (Rights of Third Parties) Act 1999.  The provisions of clause 9.14 may be varied by agreement between the Parent and the Purchaser (and the Parent may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clause 9.14) without the consent of any other member of the Retained Group.

9.16The Purchaser shall procure that, for a period of twelve months following Completion, no insolvency event occurs in respect of the Mexico Target Company, the Romanian Target Company, the China Target Company, TT Electronics Holdings GmbH or Midland Electronics Deutschland GmbH (and for these purposes insolvency event means: (a) such company becoming insolvent within the meaning of the German Insolvency Code (or equivalent legislation in the relevant jurisdiction) or unable to pay its debts as they fall due; (b) insolvency proceedings being brought against such company;  (c) an administrator, receiver or administrative receiver being appointed in respect of such company; (d) a resolution being passed, or petition presented, for the winding-up of such company; (e) a voluntary arrangement, compromise or similar arrangement with creditors being proposed, agreed or sanctioned in respect of such company; or (f) an event or circumstance occurring in the relevant jurisdiction with is analogous to any of (a) to (e) above).  The Purchaser shall indemnify the Retained Group from and against all claims made against and/or liabilities incurred by any member of the Retained Group as a result of the Purchaser’s failure to comply with this clause 9.16.

10.Post-Completion Covenants

10.1The Purchaser shall keep (in the meaning of an agreement for the benefit of a third party (echter Vertrag zu Gunsten Dritter)) each member of the Retained Group and any of their respective directors,

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officers, supervisory board members, advisers or employees (together, the Indemnified Persons) fully indemnified (schad- und klaglos) on an after tax basis, against any and all claims that may be raised against any of them by AB Mikroelektronik GmbH in connection with any breaches or purported breaches of capital maintenance rules (Kapitalerhaltungs- oder Einlagenrückgewährvorschriften) having occurred before or upon Completion (but excluding any costs (Defence Costs) incurred by an Indemnified Person in connection with the defence of any such claim), and shall put (with the exclusion of any Defence Costs) all of the Indemnified Persons in such a position as if no such claims had ever been raised.  If and to the extent such claims are successfully asserted by or on behalf of AB Mikroelektronik GmbH and the Purchaser’s indemnification obligation under this clause 10.1 does not lead to an immediate payment by the Purchaser to the Indemnified Person in the same amount as the amount that the Indemnified Person(s) must pay to AB Mikroelektronik GmbH due to such successfully asserted claims for whatever reason, then the Consideration will automatically be increased by the difference between the amounts to be paid by the Indemnified Persons due to such successfully asserted claims and the amounts received, if any, by the Indemnified Persons pursuant to such indemnification obligation and any such increase of the Consideration shall be paid by the Purchaser to the Parent within ten Business Days after the automatic increase.

10.2Clause 10.1 shall apply mutatis mutandis with respect to any and all claims of the kind referred to in clause 10.1 in connection with the sale and transfer of the Shares in TT Electronics Holdings GmbH and Midland Electronics Deutschland GmbH and the indirect transfer of the Shares in AB Elektronik GmbH and AB Elektronik Sachsen GmbH, and references in clause 10.1 to “AB Mikroelektronik GmbH” shall, for the purposes of the indemnity in this clause 10.2, be construed as references to TT Electronics Holdings GmbH, Midland Electronics Deutschland GmbH, AB Elektronik GmbH or AB Elektronik Sachsen GmbH (as applicable).

10.3For the avoidance of doubt, the parties agree that neither clause 10.1 nor 10.2 shall:

(a)restrict the Purchaser’s rights under clauses 13 (Parent’s Warranties) and 14 (Limitations on Parent’s Liability); or

(b)limit the Parent’s indemnification obligations under the Tax Deed.

10.4With respect to the China Target Company:

(a)as soon as practicable following Completion, the Purchaser shall procure the filing by the China Target Company of the following matters with MOFCOM (the MOFCOM Filing): (i) the transfer of the Shares in the China Target Company from the China Shareholder to the Purchaser (such transfer to be effected pursuant to the China Share Transfer Agreement);  (ii) the change of all the directors of the China Target Company; and (iii) the change of the legal representative, the supervisor and the general manager of the China Target Company;

(b)as soon as practicable following Completion, the Purchaser shall procure the filing by the China Target Company of the following registrations of the China Target Company with the AIC: (i) the transfer of the Shares in the China Target Company from the China Shareholder to the Purchaser (such transfer to be effected pursuant to the China Share Transfer Agreement); (ii) the change of all the directors of the China Target Company; and (iii) the change of the legal representative, the supervisor and the general manager of the China Target Company (the AIC Registration); and

(c)the Parent shall provide all information and assistance reasonably required by the Purchaser or the China Target Company in respect of the MOFCOM Filing and the AIC Registration including, but not limited to, causing the incumbent legal representative  to execute or re-execute any documents required by MOFCOM or the AIC to complete the MOFCOM Filing and the AIC Registration.

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10.5Promptly following Completion, the Purchaser shall procure that the Romanian Target Company submits to the Romanian Commercial Registry a request for the registration of the transfer of the shares in the Romanian Target Company to the Purchaser, together with all documents required to be submitted to the Romanian Commercial Registry under applicable Law.  The Purchaser shall use reasonable endeavours to procure that the registration of such transfer is granted as expeditiously as possible following Completion.  The Parent shall procure that the relevant Seller provides reasonable assistance to the Purchaser in connection with such registration.

10.6Within 60 days following Completion, the Parent shall procure that the relevant Seller shall, and the Purchaser shall, in accordance with Romanian Government Emergency Ordinance no. 195/2005 for the Protection of the Environment, as amended and supplemented, submit to the competent environmental authority in Romania a written notification indicating the manner in which the relevant Seller and the Purchaser have agreed to split responsibility for environmental obligations.

10.7The Parent and the Purchaser shall procure that all outstanding claims under the Domination and Profit and Loss Pooling Agreement are settled as soon as reasonably practicable following termination of such agreement.

10.8With respect to the India Target Company, as soon as practicable following Completion, the Parent shall procure that the relevant Sellers obtain a certificate from an independent firm of chartered accountants of international repute (such firm to be mutually acceptable to both the Parent and the Purchaser, acting reasonably) confirming that no tax proceedings or claims exist against any of the Sellers which would render void the transfer of Shares of the India Target Company to the Purchaser.  The Purchaser shall provide the Parent and the relevant Sellers with such assistance as may reasonably be required in connection with the obtaining of such certificate.

10.9With respect to the sale of the Shares in the China Target Company and the Mexico Target Company:

(a)the Parent (on behalf of the relevant Sellers) shall:

(i)be responsible for, and shall ensure that suitably qualified external advisers are engaged on behalf of the relevant Sellers for the purposes of, submitting any documents to the relevant Tax Authorities that the Parent (on the basis of advice from such external advisers) considers to be necessary under the Laws of the PRC or Mexico (as relevant) in relation to: (i) any liability of the relevant Sellers for income tax (or similar tax) imposed under the Laws of Mexico arising in connection with the transfer of the Shares in the Mexico Target Company under this agreement (Relevant Mexico Tax); and (ii) any liability of the relevant Sellers for tax imposed under the Laws of the PRC under Circular 698 of the PRC arising in connection with the transfer of the Shares in the China Target Company under this agreement (Relevant China Tax);

(ii)ensure that any documents referred to in clause 10.9(a)(i) are submitted to the relevant Tax Authorities in such manner and within such time as Parent (on the basis of advice from such external advisers) considers to be required by the applicable Laws and administrative practice; and

(iii)ensure that all Relevant Mexico Tax and all Relevant China Tax that, in each case, Parent considers (on the basis of advice from such external advisers) to be due and payable is paid to the relevant Tax Authorities within any applicable time limit; and

(b)the Purchaser:

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(i)at the reasonable cost of the Parent, shall provide, and shall ensure that the China Target Company and the Mexico Target Company provide, the Parent with such information and assistance as the Parent may reasonably request in connection with the preparation and submission of any documents referred to in clause 10.9(a)(i); and

(ii)shall not, and shall ensure that its Affiliates shall not, submit any documents or make any other communication to a Tax Authority in relation to Relevant Mexico Tax or Relevant China Tax unless: (A) the submission of the document in question or the making of the communication in question is required by Law; (B) the Parent has been given by the Purchaser and its Affiliates such information and assistance as the Parent may reasonably request for the purposes of enabling the Parent to consider the document or communication in question, and has been given reasonable opportunity (and in any event no fewer than 15 Business Days) before the submission of the document or communication in question to consider the same; and (C) all reasonable comments provided by the Parent to the Purchaser are incorporated in the document or communication actually submitted to the relevant Tax Authority.

10.10For a period of five years following Completion, the Parent and the Purchaser shall each provide the other with access (including the right to take copies), on reasonable notice during normal business hours, to the books, accounts and records of the Retained Group (to the extent they relate to the Target Group) or the Target Group (as applicable), which in each case relate to the period up to the Completion Date, for the purposes of enabling the other to prepare accounts, tax returns and other statutory filings and records (provided that nothing in this clause 10.9 shall require either the Parent or the Purchaser to share information which: (i) is reasonably regarded as commercially sensitive or confidential in relation to the activities of Retained Group or the Purchaser Group (as applicable) otherwise than in relation to the business of the Target Group; or (ii) cannot be shared in compliance with applicable Law).

10.11From and after Completion, the Parent shall indemnify (and keep indemnified) and hold harmless the Purchaser or, upon request of the Purchaser, AB Elektronik Sachsen GmbH, on an after-tax basis, against losses incurred by AB Elektronik Sachsen GmbH directly as a result of the enforcement of any of the: (a) priority notices protecting the claim to demand transfer of title, conditioned and time-limited, granted in favour of Bundesansalt fur vereinigungsbedingte Sonderaufgaben (only encumbering land parcels 486/18, 486/20, 486/23, and 486/25); and/or (b) priority notices protecting the claim to demand transfer of title if conditioned and time-limited repurchase is exercised, granted in favour of Free State of Saxony (only encumbering land parcel 486/15).  The maximum aggregate liability of the Parent in respect of any and all claims under this clause 10.11 shall not exceed an amount equal to £3,500,000.

11.Branding and Intellectual Property

11.1The Purchaser shall procure that, as soon as reasonably practicable after Completion (and, in any event, within six months), the name of any member of the Target Group which consists of or incorporates any reference to “TT” is changed to a name which neither includes any reference to “TT” nor is, in the reasonable opinion of the Parent, substantially or confusingly similar to “TT”. Promptly upon receipt of a certificate of incorporation on change of name (or the equivalent document in the applicable jurisdiction) evidencing any change of name required by this clause 11.1, the Purchaser shall deliver a copy of that certificate to the Parent.

11.2Subject to clause 11.3, the Parent shall procure that, as soon as reasonably practicable after Completion (and, in any event, within six months), the name of any member of the Retained Group which consists of or incorporates any reference to “AB” is changed to a name which neither includes any reference to “AB” nor is, in the reasonable opinion of the Purchaser, substantially or confusingly similar to “AB”. Promptly upon receipt of a certificate of incorporation on change of name (or the equivalent

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document in the applicable jurisdiction) evidencing any change of name required by this clause 11.2, the Parent shall deliver a copy of that certificate to the Purchaser.

11.3The Purchaser acknowledges that clause 11.2 shall not apply in respect of AB Electronics (Suzhou) Co Ltd, AB Connectors Ltd, AB Electronic Components Ltd or AB Interconnect Inc (the Retained AB Companies) and, for the avoidance of doubt, agrees that the Parent shall retain the express, perpetual and irrevocable right to maintain the names of the Retained AB Companies.

11.4The Purchaser acknowledges and agrees that nothing in this agreement shall transfer, or shall operate as an agreement to transfer, any right, title or interest in or to the Retained Brand or any other Intellectual Property Rights owned by the Retained Group (other than the Transferred AB Trade Marks).

11.5The Purchaser shall procure that:

(a)as soon as reasonably practicable after Completion (and, in any event, within six months), no member of the Purchaser Group or Target Group uses or displays (including on or in its business stationery, documents, signs, promotional materials or website):

(i)the Retained Brand; or

(ii)any other name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, the Retained Brand or any other name, mark or logo of a member of the Retained Group (excluding the AB Brand);  and

(b)with effect from Completion, no member of the Purchaser Group or Target Group actively represents that the Parent or any other member of the Retained Group retains any connection with the members of the Target Group.

11.6With effect from Completion, the Purchaser hereby grants, or hereby procures the grant by the relevant member of the Target Group, to the Parent, an exclusive, perpetual, irrevocable, royalty-free and sub-licensable licence to use the AB Brand in the Retained Field of Use.

11.7The Parent shall, and shall procure that its relevant Affiliates shall, take such official and administrative steps as are in its power and are required to transfer the Domain Names to the Purchaser with effect from Completion, provided that the Purchaser shall do such acts and provide such assistance in relation thereto as may be necessary in connection with such transfer.

11.8At Completion, the Parent shall procure that AB Electronic Components Limited enters into, and the Purchaser Guarantor shall enter into, the Trade Mark Assignment.

12.Transitional Services

12.1As soon as reasonably practicable following the date of this agreement, the Parent and the Purchaser shall, acting reasonably and co-operating in good faith, agree a plan (the Migration Plan) for any migration and separation activities which are required in respect of systems and agreements, including in relation to the transitional services (the Transitional Services) to be provided or procured by the Retained Group to the Target Group, and by the Target Group to the Retained Group (including, but not limited to, services relating to information technology, human resources, finance and data sharing) based on the draft schedules of the Transitional Services Agreement and the Reverse Transitional Services Agreement.

12.2Each of the Parent and the Purchaser shall, and shall procure that its Affiliates shall:

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(a)comply with their respective obligations under the Migration Plan; and

(b)use reasonable endeavours to co-operate with the other party and its Affiliates in the performance of their respective obligations under the Migration Plan,

in each case to the extent that the Migration Plan provides for the obligations to be carried out before Completion.

12.3The Parent and the Purchaser shall, and shall procure that their Affiliates shall, acting reasonably and as soon as practicable (and in any case before Completion):

(a)co-operate in good faith to agree the full scope of the Transitional Services; and

(b)co-operate in good faith to negotiate and agree the form of each schedule to the Transitional Services Agreement and the Reverse Transitional Services Agreement which will set out the full scope of the Transitional Services.

12.4At Completion the Parent and the Purchaser shall enter into the Transitional Services Agreement and the Reverse Transitional Services Agreement (in each case to include the services schedules referred to in clause 12.3).

13.Parent’s Warranties

13.1Except for the Warranties set out at paragraph 1.26 of Schedule 5, the Parent warrants to the Purchaser that, except as Fairly Disclosed, each of the Warranties is, subject to clause 13.4, true and accurate at the date of this agreement.

13.2The Parent warrants to the Purchaser that the Warranties set out at paragraph 1.26 of Schedule 5 are true and accurate at the date of this agreement and as at the Completion Date as if made on the Completion Date.

13.3The Parent warrants to the Purchaser that, except as Fairly Disclosed, the Warranty set out at paragraph 1.13(c) of Schedule 5 is true and accurate as at the Completion Date as if made on the Completion Date.

13.4Clause 13.1 shall apply as if:

(a)none of the Warranties, other than those set out in paragraph 1.14 of Schedule 5, relate in any way to the Properties or any of them;

(b)none of the Warranties, other than those set out in paragraph 1.15 of Schedule 5, relate in any way to environmental matters;

(c)none of the Warranties, other than those set out in paragraph 1.23 of Schedule 5, relate in any way to employment matters;

(d)none of the Warranties, other than those set out in paragraph  2 of Schedule 5, relate in any way to Taxation; and

(e)none of the Warranties, other than those set out in paragraph 1.24 of Schedule 5, relate in any way to pensions matters.

13.5Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited by reference to any other of the Warranties or by any other provision of this agreement.

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14.Limitations on Parent liability

14.1The Warranties, any Warranty Claim and all other claims under this agreement shall be subject to the limitations and other provisions set out in Schedule 6.

14.2None of the limitations contained in this clause shall apply to any claim against the Parent to the extent that such claim arises as a result of fraud by the Parent or where such claim would not have arisen but for fraud or wilful default by the Parent.

15.Purchaser and Purchaser Guarantor's Warranties

Each of the Purchaser and the Purchaser Guarantor warrants to the Parent that:

(a)it is a company validly existing under the Laws of its jurisdiction of incorporation or organisation and has been in continuous existence since its incorporation or organisation;

(b)it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser and the Purchaser Guarantor, as the case may be, subject to the Enforceability Exceptions;

(d)the execution and delivery by it of this agreement and each of the other Transaction Documents to which it is or will be a party and the performance of its obligations under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)any agreement or instrument to which it is a party; or

(ii)its constitutional documents; or

(iii)subject to obtaining the Merger Control Clearances, any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

(e)other than as contemplated by this agreement, all authorisations from, and notices or filings with, any Regulatory Authority that are necessary to enable it to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(f)no administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of it; no order has been made and no resolution has been passed for its winding up and, so far as it is aware, no petition has been presented for that purpose; it is not insolvent (within the meaning of the Insolvency Act 1986) or unable to pay its debts and it has not stopped paying its debts as they fall due;  no voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of it; and outside the United Kingdom, no event or circumstance has occurred or exists analogous to those described in this clause 15(f); and

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(g)the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party.

16.Protective Covenants

The Parent and the Purchaser shall observe and perform those provisions of Schedule 11 as are expressed to be observed and performed by them.

17.Employees

The Parent and the Purchaser shall observe and perform those provisions of Schedule 7 as are expressed to be observed and performed by them.

18.Properties

The Parent and the Purchaser shall observe and perform those provisions of Part 3 of Schedule 4 as are expressed to be observed and performed by them.

19.Announcements and Confidentiality

19.1Subject to clauses 19.4 and 19.5,  at all times until Completion, the Parent shall (and shall procure that each member of the Retained Group or the Target Group, and each of such person's advisers and connected persons, shall) and the Purchaser shall (and shall procure that each member of the Purchaser Group, and each of such person's advisers and connected persons, shall):

(a)not make any announcement concerning the sale and purchase of the Shares or any related or ancillary matter; and

(b)keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

19.2Subject to clauses 19.4 and 19.5, from Completion the Purchaser:

(a)shall (and shall procure that each other member of the Purchaser Group or the Target Group, and each of such person's advisers and connected persons, shall) keep confidential: (i) the provisions and subject matter of, and the negotiations relating to, the Transaction Documents; and (ii) all non-public information (including trade secrets) and other confidential and/or proprietary information relating to the Parent or any other member of the Retained Group or their respective businesses, operations or finances, including, without limitation, that which is provided to it by or on behalf of the Parent or otherwise obtained by it in connection with this agreement and any of the other Transaction Documents (collectively the Parent Confidential Information);

(b)shall procure that, if any member of the Purchaser Group or the Target Group (and any of such person's advisers and connected persons) holds Parent Confidential Information, such member or person shall keep that Parent Confidential Information confidential and shall return that Parent Confidential Information to the Parent or destroy it, in either case without retaining copies other than one copy for archival purposes provided that all such Parent Confidential Information retained for archival purposes shall continue to be subject to the protections in this clause 19; and

(c)shall not (and shall procure that each other member of Purchaser Group and each member of the Target Group, and any of such person’s advisers and connected persons, shall not) use any

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Parent Confidential Information (other than such Parent Confidential Information to the extent that it relates solely to the Target Group) for any purpose whatsoever.

19.3Subject to clauses 19.4 and 19.5, from Completion the Parent:

(a)shall (and shall procure that each other member of the Retained Group, and each of such person’s advisers and connected persons, shall) keep confidential: (i) the provisions and subject matter of, and the negotiations relating to, the Transaction Documents; and (ii) all non-public information (including trade secrets) and other confidential and/or proprietary information relating to any member of the Purchaser Group or the Target Group or their respective businesses, operations or finances, including, without limitation, that which is provided to it by or on behalf of the Purchaser Group or otherwise obtained by it in connection with this agreement and any of the other Transaction Documents (collectively the Purchaser Confidential Information);

(b)shall procure that, if any member of the Retained Group (and any of such person’s advisers and connected persons) holds Purchaser Confidential Information, such member or person shall after Completion keep that Purchaser Confidential Information confidential and shall return that Purchaser Confidential Information to the Purchaser or the Target Group, as applicable, or destroy it, in either case without retaining copies other than one copy for archival purposes provided that all such Purchaser Confidential Information retained for archival purposes shall continue to be subject to the protections in this clause 19; and

(c)shall not (and shall procure that each other member of the Retained Group, and any of such person’s advisers and connected persons, shall not) use any Purchaser Confidential Information for any purpose whatsoever.

19.4Nothing in clauses 19.1, 19.2 or 19.3 prevents any announcement being made or any Parent Confidential Information or Purchaser Confidential Information (in each case Confidential Information) being disclosed:

(a)in the Parent’s Circular or where such announcement is in the Agreed Form or the Confidential Information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)with the prior written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)to the extent required by Law, regulation, any court of competent jurisdiction or any competent regulatory body (including, without limitation, any relevant stock exchange or listing authority), but if a person is so required to make any announcement or to disclose any Confidential Information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

19.5Nothing in clauses 19.1, 19.2 or 19.3 prevents any Confidential Information being disclosed to the extent:

(a)required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

23

(b)that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)that the information is disclosed by the Parent on a strictly confidential and need to know basis to another member of the Retained Group (or, in respect of the period up to Completion, a member of the Target Group) or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser Group (or, in respect of the period from Completion, a member of the Target Group); or

(d)that the information is in or comes into the public domain other than as a result of a breach of the provisions of this clause 19.

19.6With effect from Completion, the confidentiality agreement dated 14 October 2016 between the Parent and the Purchaser Guarantor shall be terminated and the parties to it shall be released from their obligations under that agreement, except in relation to any antecedent breach.  Pending Completion, if there is a conflict between the terms of that agreement and the terms of this agreement, the provisions of this agreement shall prevail.

20.Guarantee by Purchaser Guarantor

20.1The Purchaser Guarantor unconditionally and irrevocably:

(a)guarantees to the Parent the payment when due of all amounts payable by the Purchaser under or pursuant to this agreement and the other Transaction Documents;

(b)undertakes to ensure that the Purchaser will perform when due all of its obligations under or pursuant to this agreement and the other Transaction Documents;

(c)agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this agreement or any other Transaction Document, the Purchaser Guarantor must on demand (without requiring the Parent first to take steps against the Purchaser or any other person) pay that amount to the Parent as if it were the principal obligor in respect of that amount; and

(d)agrees as principal debtor and primary obligor to indemnify the Parent against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Purchaser under or pursuant to this agreement or any other Transaction Document.

20.2The Purchaser Guarantor's obligations under this agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)any time or indulgence granted to, or composition with, the Purchaser or any other person;

(b)the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Purchaser or any other person;

(c)any variation or change to the terms of this agreement or any other Transaction Document; or

(d)any unenforceability or invalidity of any obligation of the Purchaser, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

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20.3Except in the circumstances set out in clause 20.4, until all amounts which may be or become payable under this agreement and the other Transaction Documents have been irrevocably paid in full, the Purchaser Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Parent or claim or prove in competition with the Parent against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

20.4If, by reason of the Purchaser Guarantor’s obligations under clause 20.1, the Purchaser Guarantor:

(a)pays to the Parent all amounts payable by the Purchaser under or pursuant this agreement and the other Transaction Documents at Completion; and

(b)all obligations of the Purchaser under or pursuant to this agreement or the other Transaction Documents required to be performed by the Purchaser prior to or at Completion have been performed by the Purchaser or the Purchaser Guarantor, then from and after Completion the Purchaser Guarantor shall, upon written notice to the Parent, be substituted for the Purchaser under this agreement and the other Transaction Documents and shall accede and be subrogated to all rights of the Purchaser under this agreement and the other Transaction Documents including, without limitation, the right to acquire the Shares and the right to assert any Warranty Claim against the Parent (and, for the avoidance of doubt, in such circumstances the Purchaser Guarantor shall be subject to all of the limitations set out in Schedule 6 (Limitations) .

20.5If Completion occurs without the Purchaser Guarantor having been required to perform its obligations under clause 20.1 then, no later than five Business Days following Completion, the Parent shall confirm in writing (in a form satisfactory to the Purchaser and Purchaser Guarantor, acting reasonably) to the Purchaser and the Purchaser Guarantor that, from such date, it releases the Purchaser Guarantor from its obligations under this clause 20.

20.6The Purchaser Guarantor will not take or hold any security from the Purchaser in respect of this agreement and any such security which is held in breach of this provision will be held by the Purchaser Guarantor in trust for the Parent.

20.7The Purchaser Guarantor must reimburse the Parent for all legal and other costs (including VAT) incurred by it in connection with the enforcement of the Purchaser Guarantor’s obligations under this agreement.

21.Notices

21.1Any notice or other communication to be given under this agreement must be in writing (which does not include an Electronic Communication) and must be delivered or sent by post to the party to whom it is to be given as follows:

(a)to the Parent at:

Fourth Floor

St Andrews House

West Street

Woking

Surrey

England

GU21 6EB

marked for the attention of the General Counsel

25

with a copy (which will not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London

E1 6AD

United Kingdom

marked for the attention of Richard K.J. Browne and Annabelle Croker;

(b)to the Purchaser and the Purchaser Guarantor at:

1 AVX Boulevard

Fountain Inn, South Carolina 29644

United States

marked for the attention of the General Counsel

with a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge & Rice LLP

550 South Main Street

Greenville, South Carolina 29601

United States

marked for the attention of Melinda Davis Lux;

or at any such other address of which it shall have given notice for this purpose to the other parties under this clause.  Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

21.2Any notice or other communication shall be deemed to have been given:

(a)if delivered, on the date of delivery; or

(b)if sent by post, on the second Business Day after it was put into the post.

21.3In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail, as the case may be.

21.4Any notice required to be given by the Parent to the Purchaser under this agreement must also be given by the Parent to the Purchaser Guarantor.

21.5This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

22.Assignments

22.1The Purchaser may, upon giving a notice to the Parent and the Purchaser Guarantor, assign the benefit of this agreement to any other member of the Purchaser Group for the time being and if it does so:

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(a)the assignee may enforce the obligations of the Parent under this agreement (including the Warranties) as if it had been named in this agreement as the Purchaser;

(b)as between the Parent, the assignor and the Purchaser Guarantor, the Parent may nevertheless enforce this agreement against the assignor and the Purchaser Guarantor as if the assignment had not occurred;

(c)the assignment shall be without cost to the Parent and shall not in any way operate so as to increase the liability or reduce the rights of any of the parties under this agreement; and

(d)before the assignee ceases to be a member of the Purchaser Group for the time being, the assignee shall procure that the benefit of this agreement is re‑assigned to the original Purchaser or assigned to another member of the Purchaser Group for the time being.

22.2The Purchaser may assign its rights under this agreement by way of security for financing or refinancing the transactions contemplated by this agreement provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security.

22.3Except as permitted by this clause, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Parent, the Purchaser and the Purchaser Guarantor and any such purported assignment or transfer shall be void.

23.Payments

23.1Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Parent or the Purchaser under this agreement shall be made in pounds sterling by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds.  The relevant account for a given payment is:

(a)if that payment is to the Parent, the account of the Parent at:

bank:HSBC Bank Plc

Church Street

Weybridge

Surrey

KT13 8DF

United Kingdom

sort code:40-46-22

account number:91108417

account name:TT Electronics Plc

IBAN:GB12MIDL40462291108417

BICMIDLGB22,

or such other account as the Parent shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)if that payment is to the Purchaser, the account of the Purchaser at:

bank:NatWest Bank

49 Bishopsgate

London

EC2N 3AS

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sort code:50-00-00

account number:03016145

account name:AVX LTD,

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Parent for the purpose of that payment.

23.2If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 3 per cent. above the base rate from time to time of HSBC Bank plc, which interest shall accrue from day to day and be compounded monthly.

23.3If the Purchaser is required by Law to make a deduction or withholding in respect of any sum payable under this agreement in respect of any warranty claim, indemnity claim or provision for the payment of costs and expenses,  then the Purchaser shall, at the same time as the sum which is the subject of the deduction or withholding is payable, except where and to the extent that the amount of the payment in question has already been increased in order to take account of the deduction or withholding in question, make a payment to the Parent of such additional amount as shall be required to ensure that the net amount received by the Parent will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

23.4If the Parent is required by Law to make a deduction or withholding in respect of any sum payable under this agreement in respect of any warranty claim, indemnity claim or provision for the payment of costs and expenses, then the Parent shall, at the same time as the sum which is the subject of the deduction or withholding is payable, except where and to the extent that the amount of the payment in question has already been increased in order to take account of the deduction or withholding in question, make a payment to the Purchaser of such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

23.5If the Purchaser is required by Law to make a deduction or withholding for or on account of Tax in respect of the consideration payable for any of the Shares, then the Purchaser shall, without prejudice to its right to recover from the Parent any additional amount under the Tax Deed:

(a)make any such deduction or withholding required by Law and any payment to a Tax Authority required in connection with that deduction or withholding within the time allowed and in the minimum amount required by Law (and, in relation to the India Target Company, the amount of the deduction or withholding required by Law shall be taken to be the aggregate of the amounts determined pursuant to clause 5.7 to be the liability of the relevant Seller for capital gains tax (or similar tax) in respect of the relevant Shares and set out in the Final Withholding Statement); and

(b)as soon as reasonably practicable, and in any event within fifteen Business Days, after making any deduction, withholding or payment to a Tax Authority as mentioned in clause 23.5(a), deliver to the Parent documentary evidence reasonably satisfactory to the Parent that, as applicable in each case, the deduction or withholding has been made or the required payment has been made to the relevant Tax Authority.

24.Agency Structure

24.1The Parent is entering into this agreement on the basis that any covenant, obligation, warranty or undertaking given by the Parent under this agreement is given, and any covenant, obligation, warranty

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or undertaking given by the Purchaser under this agreement is received, by the Parent as principal and in addition, to the extent that the relevant covenant, obligation, warranty or undertaking relates to a particular Target Company, as agent for the relevant Seller which is selling that particular Target Company.

24.2To the extent that any payment is made by the Purchaser under this agreement in respect of the Consideration for all or any part of the Shares or the Shareholder Loans under this agreement or by way of adjustment to such Consideration (including the proportion of any price allocated to particular Shares or Shareholder Loans), such payment is received by the Parent as agent for the relevant Seller selling the relevant Shares or Shareholder Loans under this agreement (unless the Parent is itself the relevant Seller, in which case it is received by the Parent as principal).

24.3To the extent that any payment is made by the Parent under this agreement by way of adjustment to the Consideration for all or any part of the Shares or the Shareholder Loans under this agreement (including the proportion of any price allocated to particular Shares or Shareholder Loans), such payment is made by the Parent as agent for the relevant Seller selling the relevant Shares or Shareholder Loans under this agreement (unless the Parent is itself the relevant Seller, in which case it is made by the Parent as principal).

24.4For the purposes of this clause 24, a covenant, obligation, warranty or undertaking relates to a particular Target Company if the relevant provision relates to or applies in respect of that Target Company regardless of whether or not the relevant provision refers to it by name or applies in respect of more than one Target Company.

24.5If the Purchaser wishes to make a claim under this agreement against the Parent or a Seller, the Purchaser shall procure that any such claim shall only be made by the Purchaser against the Parent.

24.6If the Parent or a Seller wishes to make a claim under this agreement against the Purchaser or the Purchaser Guarantor, the Parent shall procure that any such claim shall only be made by the Parent against the Purchaser or the Purchaser Guarantor.

24.7For the purposes of this clause 24, whichever of the Parent or the Purchaser is bringing a claim (whether as agent or otherwise) in accordance with clause 24.5 or clause 24.6, as the case may be, is termed the Claimant Party and the other of them is termed the Defendant Party. The parties agree that:

(a)the Defendant Party shall not raise any defence or objection to any such claim on the basis that it is made in the name of the Claimant Party acting as agent and/or made against the Defendant Party acting as agent pursuant to the provisions of this clause 24 and shall be deemed to have waived the right to raise and to be estopped from raising any such defence or objection;

(b)where a claim cannot, as a matter of law, be made by the Claimant Party in its own name as agent pursuant to this clause 24, any such claim may and shall be assigned to the Claimant Party (provided that the liability of the person claimed against shall be no greater and no less than such liability would have been if the assignment had not occurred); and

(c)where a claim is made by the Claimant Party against the Defendant Party and the claim results in a payment being required to be made to the Claimant Party, the payment shall be made by the Defendant Party (as principal and/or, if applicable, as agent) to the Claimant Party (as principal and/or, if applicable, as agent).

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25.General

25.1The receipt by the Purchaser’s  Lawyers or the Parent’s Lawyers of any document to be delivered at Completion to the Purchaser or the Parent (as applicable) shall discharge the Parent's or the Purchaser’s (as applicable) obligation to deliver it (or procure the delivery of it, as the case may be) to the Purchaser or the Parent (as applicable).

25.2Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

25.3Time is not of the essence in relation to any obligation under this agreement unless:

(a)time is expressly stated to be of the essence in relation to that obligation; or

(b)one party fails to perform an obligation by the time specified in this agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

25.4Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.  The Parent shall (in the manner provided by clause 23.5 and under the Tax Deed) bear the cost of all withholding taxes due in connection with the transfer of the Shares and the Shareholder Loans pursuant to this agreement, and all stamp duty and equivalent taxes due in connection with the transfer of the Shareholder Loans pursuant to this agreement.  The Purchaser shall pay all stamp duty and equivalent taxes due in connection with the transfer of the Shares pursuant to this agreement.

25.5This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

25.6The rights of each party under this agreement:

(a)may be exercised as often as necessary;

(b)except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)may be waived only in writing and specifically.

Delay in exercising or non‑exercise of any such right is not a waiver of that right.

25.7Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

25.8Each party shall upon reasonable request and at their own cost, execute and deliver such additional instruments, certificates and documents, and use commercially reasonable endeavours to take such additional actions, as any other party reasonably deems necessary to effect the Transactions.

26.Whole Agreement

26.1This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous

30

agreements, whether oral or in writing, between the parties relating to these transactions except the confidentiality agreement dated 14 October 2016 between the Parent and the Purchaser Guarantor.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

26.2Each party:

(a)acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)waives all rights and remedies which, but for this clause 26.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

26.3Nothing in this clause limits or excludes any liability for fraud.

27.Governing Law and Jurisdiction

27.1This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

27.2The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

27.3The Purchaser Guarantor irrevocably appoints Mr Nick Birkett of AVX Limited, 6 Archipelago, Lyon Way, Frimley, Surrey, England, GU16 7ER as its agent in England for service of process.

27.4The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

27.5Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise).  Each party: (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

28.Language

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English.  All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English

31

translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

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Schedule 1

The Sellers

(1) SELLER	(2) SELLER ADDRESS	(3) TARGET COMPANY	(4) SHARES HELD	(5) PURCHASER
AB Elektronik Holdco Ltd	Fourth Floor St Andrews House West Street Woking Surrey England GU21 6EB	AB Electronic Manufacturing Mexico SA de CV	49,999 Series A Shares of MXN1.00 each and 58,713,824 Series B Shares of MXN1.00 each	AVX Limited
TTG Nominees Limited	Fourth Floor St Andrews House West Street Woking Surrey England GU21 6EB	AB Electronic Manufacturing Mexico SA de CV	1 Series A Share of MXN1.00 each and 1 Series B Share of MXN1.00 each	A.V.X./Kyocera Asia Limited
TT Asia Holdings Limited	Fourth Floor St Andrews House West Street Woking Surrey England GU21 6EB	AB Elektronik Sensors (Suzhou) Co Ltd	The entire equity interest in the China Target Company. The registered capital of the China Target Company is USD 4.43 million.	AVX Limited

34

Midland Electronics Limited	Fourth Floor St Andrews House West Street Woking Surrey England GU21 6EB	AB Mikroelektronik GmbH	1 share interest (Geschäftsanteil) of EUR2,000,000.00	AVX Limited
		TT Electronics Sensing and Control India Private Limited	10,410 Ordinary Shares of INR10.00 each	AVX Limited
		TT Electronics Sensing and Control SRL	1,429,340 Ordinary Shares of RON10.00 each	AVX Limited
AB Electronic Products Group Ltd	Fourth Floor St Andrews House West Street Woking Surrey England GU21 6EB	TT Electronics Technology Limited	256,858 Ordinary Shares of GBP0.01 each	AVX Limited
		TT Electronics Holdings GmbH	One Ordinary Share of EUR 20,000,000.00 (constituting the entire issued share capital of TT Electronics Holdings GmbH)	AVX Limited
		Midland Electronics Deutschland GmbH	One Ordinary Share of EUR 618,000.00 (comprising 6.0% of the total issued and outstanding share capital)	AVX Limited
TT Electronics Asia Pte Ltd	3 Changi North Street 2 Logistech Building #04-01 Singapore 498827	TT Electronics Sensing and Control India Private Limited	10,000 Ordinary Shares of INR10.00 each	AVX Limited

35

Schedule 2

The Target Companies

Company name:	AB Electronic Manufacturing Mexico SA de CV
Registered number:	86151
Registered office:	Rio Bravo 1551-A, Parque Industrial Rio Bravo, Cd. Juarez Chihuahua, Mexico
Date and place of incorporation:	11 November 2011, Chihuahua, Mexico
Directors:	Stephen John Mather Timothy Hal Roberts
Accounting reference date:	31 December
Issued capital:	50,000 Series A Shares of MXN1.00 58,713,825 Series B Shares of MXN1.00

37

Company name:	AB Elektronik Sensors (Suzhou) Co Ltd
Registered number:	913205057945710660
Registered office:	158-24 Hua Shan Road, SND Suzhou, 215129, China
Date and place of incorporation:	28 December 2006, China
Directors:	Fajun Liu (Chairman) Michael Robinson Ping Zhu
Supervisor	Lynton David Boardman
Accounting reference date:	31 December
Registered capital:	USD 4.43 million

38

Company name:	TT Electronics Holdings GmbH
Registered number:	HRB 18796
Registered office:	Feldmark 50, 59368 Werne, Germany
Date and place of incorporation:	1 February 2005, Germany
Directors:	Thomas Rinschede (Geschäftsführer) Amrei Ingeborg Drechsler (Geschäftsführer)
Accounting reference date:	31 December
Issued capital:	1 ordinary share of EUR 20,000,000.00, which is held by AB Electronic Products Group Ltd

39

Company name:	Midland Electronics Deutschland GmbH
Registered number:	HRB 17712
Registered office:	Feldmark 50, 59368 Werne, Germany
Date and place of incorporation:	6 December 1995, Germany
Directors:	Thomas Rinschede (Geschäftsführer) Amrei Ingeborg Drechsler (Geschäftsführer) Michael Dewes (Prokurist)
Accounting reference date:	31 December
Issued capital:

EUR 10,300,000

(of which EUR 9,682,000.00 (equivalent to 94% of the issued capital) is held by TT Electronics Holdings GmbH and EUR 618,000.00 (equivalent to 6% of the issued capital) is held by AB Electronic Products Group Ltd)

40

Company name:	A.B. Mikroelektronik Gesellschaft mit beschränkter Haftung
Registered number:	FN 66011a
Registered office:	A-5020 Salzburg, Josef-Brandstätter-Straße 2, Austria
Date and place of incorporation:	19 November 1979, Austria
Directors:	Hermann Hauser (Geschäftsführer) Hannes Achatz (Prokurist) Sabine Böckler (Prokurist) Erwin Langela (Prokurist) Johann Maier (Prokurist) Lars Warnecke (Prokurist)
Accounting reference date:	31 December
Issued capital:

The sole share interest (Geschäftsanteil)  in A.B. Mikroelektronik Gesellschaft mit beschränkter Haftung in the amount of EUR 2,000,000.00 corresponding to 100% of the share capital of A.B. Mikroelektronik Gesellschaft mit beschränkter Haftung

41

Company name:	TT Electronics Technology Limited
Registered number:	04179489
Registered office:	Fourth Floor, St Andrews House, West Street, Woking, Surrey, GU21 6EB, England
Date and place of incorporation:	14 March 2001, United Kingdom
Directors:	Andrew James Corney Philip Leslie Joyce Lars Warnecke
Accounting reference date:	31 December
Issued capital:	256,858 Ordinary Shares of GBP0.01 each

42

Company name:	TT Electronics Sensing and Control India Private Limited
Registered number:	U34300DL2006PTC146261
Registered office:	h-2/207 2ND Floor Apra North Ex Plaza, Netaji Subash Place, New Delhi 11034
Date and place of incorporation:	14 February 2006, India
Directors:	Amrei Ingeborg Drechsler Lars Warnecke Praveen Gupta Stefan Rühl Jayadev Mishra
Accounting reference date:	31 March
Issued capital:	20,410 Ordinary Shares of INR10.00 each

43

Company name:	TT Electronics Sensing and Control SRL
Registered number:	J35/2239/2011
Registered office:	Sat Remetea Mare, Comuna Remetea Mare, NR 637 Olympian Park Timisoara, Hala 2, DN6/E70, Judet Timis, Romania
Date and place of incorporation:	10 October 2011, Romania
Directors:	Asif Baig Michael Robinson Lars Warnecke
Accounting reference date:	31 December
Issued capital:	1,429,340 Ordinary Shares of RON10.00 each

44

Schedule 3

The Target Subsidiaries

Company name:	AB Elektronik Ukraine
Registered number:	32048991
Registered office:	Boulevard Tarasa Schevtschenka 4, A, H, Zimmer 407, Kiev, Ukraine
Date and place of incorporation:	16 August 2002
Directors:	Mykola Kistschenko Thomas Rinschede
Accounting reference date:	31 December
Issued capital:	1,178,485 ordinary shares of UAH 1.00 each, all of which are held by AB Elektronik GmbH

45

Company name:	AB Elektronik GmbH
Registered number:	HRB 17482
Registered office:	Feldmark 50, 59368 Werne, Germany
Date and place of incorporation:	12 December 1967, Germany
Directors:

Michael Dewes (Aufsichtsrat / Prokurist)

Lars Warnecke (Aufsichtsrat)

Amrei Ingeborg Drechsler (Geschäftsführer)

Thomas Rinschede (Geschäftsführer)

Thomas Van Art (Aufsichtsrat)

Dr. Thomas Zysk (Prokurist)

Accounting reference date:	31 December
Issued capital:	EUR 1,650,000, all of which is held by Midland Electronics Deutschland GmbH

46

Company name:	AB Elektronik Sachsen GmbH
Registered number:	HRB 14907
Registered office:	Salzstraße 3, D-001774 Klingenberg, Germany
Date and place of incorporation:	12 September 1997, Germany
Directors:	Amrei Ingeborg Drechsler (Geschäftsführer) Thomas Rinschede (Geschäftsführer) Michael Dewes (Prokurist) Michael Stoll (Prokurist) Lars Warnecke (Prokurist)
Accounting reference date:	31 December
Issued capital:	EUR 550,000, all of which is held by Midland Electronics Deutschland GmbH

47

Schedule 4

Properties

48

Part 1

Freehold

Austria

Description:	Josef-Brandstätter-Straße 2, 5020 Salzburg, land plot number (Grundstücksnummer) 2579/14, file number (Einlagezahl) 2131, cadaster (Katastralgemeinde) 56528 Liefering II
Legal owner:	AB Mikroelektronik GmbH (FN 66011a)

Germany

Description:

•Plot 39, plot no. 2569, postal address:  Feldmark 50, 59368 Werne (kept with land register of Werne-Stadt, folio 9179 with a total size of 417 sqm) and

•Plot 39, plot nos. 371, 372, 635, 1611, 1655, 1871, 1872, 2239, 2245, postal address: Feldmark 50, 59368 Werne and plot nos. 2621, 2691, 2688, postal address: Feldmark, 59368 Werne (all kept with land register of Werne-Stadt, folio 10124 with a total size of 38,434 sqm)

Legal owner:	AB Elektronik GmbH, Werne

Description:	Plot 39, plot no. 373, postal address: Feldmark, 59368 Werne (kept with land register of Werne-Stadt, folio 8668 with a total size of 7,943 sqm)
Legal owner:	AB Elektronik GmbH, Werne

Description:	Salzstraße 3, 01774 Klingenberg (kept with land register of Klingenberg, folio 380 with a total size of 18,503 sqm)
Legal owner:	AB Elektronik Sachsen GmbH, Klingenberg

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Part 2

Leasehold

China

Description:

Property located at 158-21#F1, 158-21#F2, 158-22#, 158-23#, 158-24#F1, 158-24#F2, 158-24-25, 158-25#F1, 158-25#F2, 158-26#F1, 158-26#F2, 158-27#, 158-28#, 158-29#,  Huashan Road, Feng Qiao, Suzhou New District, Jiangsu Province, PRC, P.C. 215129 (the China Leased Properties)

Date of and parties to lease:

Dated: N/A

Landlords: (i) SND FengqiaoDingxin Villagers Committee; (ii) SND FengqiaoFengyu Villagers Committee; (iii) SND FengqiaoLiangang Villagers Committee; (iv) SND FengqiaoSanyuan Villagers Committee; (v) SND FendqiaoMuqiao Villagers Committee; (vi) SND FengqiaoXiangjie Villagers Committee; (vii) SND FengqiaoMajian Villagers Committee; (vii) SND Fengqiao Civil-run Sci-Tech Park Co. Ltd; and (viii) SND FengqiaoChaohong Villagers Committee (together the Feng Qiao Industrial Park Landlords)

Tenants: (i) TT eims (Suzhou) Ltd; (ii) AB Electronics (Suzhou) Co, Ltd; and (iii) AB Elektronik Sensors (Suzhou) Co. Ltd (together the Feng Qiao Industrial Park Tenants)

Germany

Description:	Salzstraße 1, 01774 Klingenberg, Building E, upper floor, production space, 1,800sqm
Date of and parties to lease:	Landlord: Schmidt Siegfried & Frank GbR Tenant: AB Elektronik Sachsen GmbH Date: 14 June 2012

Description:	Salzstraße 1, 01774 Klingenberg, Building E, upper floor, west hall, storage space, 108sqm
Date of and parties to lease:	Landlord: Schmidt Siegfried & Frank GbR Tenant: AB Elektronik Sachsen GmbH Date: 18 November 2014

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Description:	Salzstraße 1, 01774 Klingenberg, Building E, ground floor, office space, 45sqm and 36.5sqm
Date of and parties to lease:	Landlord: Schmidt Siegfried & Frank GbR Tenant: AB Elektronik Sachsen GmbH Date: 20 February 2015

Description:	Plot no. 486/21, Salzstraße 1, 01774 Klingenberg, storage space, 300sqm
Date of and parties to lease:	Landlord: Schmidt Siegfried & Frank GbR Tenant: AB Elektronik Sachsen GmbH Date: N/A

Description:	Plot 487/10, Salzstraße 1, 01774 Klingenberg, Building E, ground floor, storage space, 87.1sqm
Date of and parties to lease:	Landlord: Frank Schmidt Tenant: AB Elektronik Sachsen GmbH Date: 12 April 2016

Description:	Schulzenstr. 18, 59368 Werne, storage space, 500sqm
Date of and parties to lease:	Landlord: Schmidt + Goerke Vertriebs GmbH Tenant: AB Elektronik GmbH Date: N/A

Description:	Goetheweg 32, 59368 Werne, flat 26, 27.4sqm
Date of and parties to lease:	Landlord: Stiftung St. Christophorus –Krankenhaus Werne Tenant: AB Elektronik GmbH Date: 20 January 2011

Description:	Goetheweg 30, 59368 Werne, flat 409, 27.4sqm

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Date of and parties to lease:	Landlord: Stiftung St. Christophorus –Krankenhaus Werne Tenant: AB Elektronik GmbH Date: 20 January 2011

Description:	Plot 32, parcels 646, 1869, 1870, 1871, 1872, Klöcknerstr. 4, 49368 Werne, entire building
Date of and parties to lease:	Landlord: Wenner Vermietungs GmbH & Co. KG Tenant: AB Elektronik GmbH Date: 5 December 2016

India

Description:	Factory at Plot No. 410, Sector – 8, IMT Manesar, Gurgaon, Haryana
Date of and parties to lease:	Landlord: Allied Records Management Private Limited Tenant: TT Electronics Sensing & Control India Private Ltd (previously called Padmini TT Electronics Private Limited) Date: 15 June 2012

Romania

Description:	Unit 2 Olympian Park Timisoara, No. 637, Remetea Mare, 307350, Timis County, Romania
Date of and parties to lease:	Landlord: Olympian Timisoara SRL Tenant: TT Electronics Sensing and Control SRL as lessee (previously called TT Electronics Components Manufacturing SRL) Date: 5 December 2011

Description:	Unit 4 Olympian Park Timisoara, No. 637, Remetea Mare, 307350, Timis County, Romania

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Date of and parties to lease:	Landlord: Olympian Timisoara SRL Tenant: TT Electronics Sensing and Control SRL as lessee (previously called TT Electronics Components Manufacturing SRL) Date: 28 May 2013

United Kingdom

Description:	Ground floor, Harston Mill, Cambridge, CB22 7GG
Date of and parties to lease:	Landlord: Sagentia Limited Tenant: TT Electronics Technology Limited Date: 18 December 2014

Description:	First Floor, Harston Mill, Cambridge, CB22 7GG
Date of and parties to lease:	Landlord: Sagentia Limited Tenant: TT Electronics Technology Limited Date: 18 December 2014

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Part 3

Obligations with respect to the Properties

1.Austria

On Completion, the Purchaser shall procure that the Austrian Land Transfer Tax (Grunderwerbsteuer) in relation to the (indirect) transfer of the property at Josef-Brandstätter-Straße 2, 5020 Salzburg, is assessed by way of tax self assessment (Selbstberechnung).  The Purchaser shall pay such Austrian Land Transfer Tax (Grunderwerbsteuer) when due and keep the Parent, each other member of the Retained Group and any of their respective directors, officers, supervisory board members, employees and advisers fully indemnified against any and all payment obligations regarding such Austrian Land Transfer Tax (Grunderwerbsteuer).

2.Germany

On Completion, the Purchaser shall duly and promptly notify the competent German tax authority of German Real Estate Transfer Tax (Grunderwerbsteuer) being triggered (with a copy of such notification to the Parent) and pay German Real Estate Transfer Tax (Grunderwerbsteuer) in relation to the (indirect) transfer of each of the properties at: Salzstraße 3, 01774 Klingenberg;  Feldmark, 59368 Werne; and Feldmark 50, 59368 Werne when due and keep the Parent, each other member of the Retained Group and any of their respective directors, officers, supervisory board members, employees and advisers fully indemnified against any and all payment obligations regarding such German Real Estate Transfer Tax (Grunderwerbsteuer).

3.China

3.1Prior to Completion, the Parent and the Purchaser shall use reasonable endeavours to obtain consent from the Feng Qiao Industrial Park Landlords to enter into three leases (in a form satisfactory to the Parent and A.V.X./Kyocera Asia Limited (each acting reasonably), subject to any amendments required by the Feng Qiao Industrial Park Landlords) with each of the Feng Qiao Industrial Park Tenants regarding the relevant areas of the China Leased Properties (the lease being granted to AB Elektronik Sensors (Suzhou) Co Ltd being the Feng Qiao Industrial Park Lease).  The cost of obtaining such consent shall be borne equally between the Parent and the Purchaser.

3.2Subject to the agreement of the Feng Qiao Industrial Park Landlords, on Completion the Parent shall procure that AB Elektronik Sensors (Suzhou) Co Ltd enters into the Feng Qiao Industrial Park Lease.

4.Mexico

4.1The Parent shall procure that, with effect from Completion, Optron de Mexico SA de CV enters into a lease (in a form satisfactory to the Parent and the Purchaser (each acting reasonably), subject to any amendments required by the landlord) between Optron de Mexico SA de CV (as landlord) and AB Electronic Manufacturing Mexico SA de CV (as tenant) in respect of the space currently used by AB Electronic Manufacturing Mexico SA de CV as at the date of this agreement at Rio Bravo No. 1551 Int. A, Ciudad Juarez, Chihuahua, 32557 Mexico (the Juarez Lease).

4.2On Completion the Parent shall procure that AB Electronic Manufacturing Mexico SA de CV enters into the Juarez Lease.

5.Romania

5.1On Completion, the Purchaser shall provide to Olympian Timisoara SRL a parent company guarantee which is:

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(a)substantially in the form of the guarantee dated 27 June 2013 between Olympian Timisoara SRL, TT Electronics Components Manufacturing SRL and Midland Electronics Limited relating to Unit 2, Olympian Park Timisoara; and

(b)valid for the entire duration of the lease term (of the lease dated 5 December 2011 between Olympian Timisoara SRL and TT Electronics Components Manufacturing SRL) plus 90 days following the termination of the lease.

5.2On Completion, the Purchaser shall provide to Olympian Timisoara SRL a parent company guarantee which is:

(a)substantially in the form of the guarantee dated 27 June 2013 between Olympian Timisoara SRL, TT Electronics Components Manufacturing SRL and Midland Electronics Limited relating to Unit 4, Olympian Park Timisoara; and

(b)valid for the entire duration of the lease term (of the lease dated 28 May 2013 between Olympian Timisoara SRL and TT Electronics Components Manufacturing SRL) plus 90 days following the termination of the lease.

5.3The Parent shall, at the appropriate time, procure that TT Electronics Integrated Manufacturing Services SRL serves notice on the Romanian Target Company to terminate the sub-lease dated 26 June 2013 between the Romanian Target Company and TT Electronics Integrated Manufacturing Services SRL relating to Unit 4, Olympian Park Timisoara on a date which is the earlier of: (i) two years after Completion; or (ii) the date on which the services provided by the Romanian Target Company for TT Electronics Integrated Manufacturing Services SRL under the Reverse Transitional Services Agreement come to an end.

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Schedule 5

Parent’s Warranties

1.General

1.1Incorporation and capacity of the Parent

(a)The Parent is a company validly existing under the laws of England and has been in continuous existence since its incorporation.

(b)The Parent has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all necessary action to authorise the execution and delivery of all such Transaction Documents and performance of all such obligations.

1.2Incorporation and capacity of the Sellers

(a)Each Seller is a company validly existing under the laws of its jurisdiction of incorporation or organisation, and has been in continuous existence since its incorporation or organisation.

(b)Each Seller will, at Completion, have the power to execute and deliver each of the Transaction Documents to which it will be a party and to perform its obligations under each of them and will, at Completion, have taken all necessary action to authorise the execution and delivery of all such Transaction Documents and performance of all such obligations.

1.3Valid obligations

(a)This agreement constitutes, and each of the other Transaction Documents to which the Parent is or will be a party will, when executed, constitute legal, valid and binding obligations of the Parent, subject to the Enforceability Exceptions.  Each Transaction Document to which each Seller will be a party will, when executed, constitute legal, valid and binding obligations of such Seller, subject to the Enforceability Exceptions.

(b)The execution and delivery by each of the Parent and each Seller, as applicable, of this agreement and of each of the other Transaction Documents to which such person is or will be a party and the performance of the obligations of each such person, as applicable, under this agreement and each of the other Transaction Documents to which such person is or will be a party do not and will not conflict with, violate or constitute a default under any provision of:

(i)any agreement or instrument to which such person is a party; or

(ii)the constitutional documents of such person; or

(iii)any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which such person is bound.

1.4Filings and consents

(a)Other than as contemplated by this agreement,  all authorisations, consents, approvals and waivers from, and notices or filings with, any Regulatory Authority that are necessary to enable the Parent to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are

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in full force and effect and all conditions of each such authorisation, consent or approval have been complied with.

(b)Other than as contemplated by this agreement, all authorisations, consents, approvals and waivers from, and notices or filings with, any Regulatory Authority that are necessary to enable each Seller to execute, deliver and perform its obligations under each of the Transaction Documents to which it will be a party will, as at Completion, have been obtained or made (as the case may be) and will be in full force and effect.

1.5Recitals and schedules

The particulars relating to the Target Companies and Target Subsidiaries set out in Schedule 2 and Schedule 3 to this agreement respectively are true and accurate in all material respects.

1.6Incorporation of members of the Target Group

(a)Each member of the Target Group:

(i)is a company validly existing under the laws of its place of incorporation or organisation;

(ii)has been in continuous existence since the date of its incorporation or organisation; and

(iii)has full power and authority to conduct its business as presently conducted.

(b)Other than as referred to in the Transaction Documents, no member of the Target Group is bound by any domination or profit and loss transfer agreement (Beherrschungs- oder Gewinnabführungsvertrag) or a similar enterprise agreement according to sections 291, 292 of the German Stock Corporation Act (Aktiengesetz, AktG).

1.7Statutory books

The statutory books (including the registers and minute books or equivalent) of each member of the Target Group have, since the Relevant Date, been properly kept and, so far as the Parent is aware, no member of the Target Group has, since the Relevant Date, received a written notice or allegation that any of them is incorrect or should be rectified.

1.8Ownership of Shares

(a)Except as otherwise stated in Schedule 1, the shares described in Schedule 1 constitute the whole of the issued and allotted share capitals of the Target Companies, were duly authorised and validly issued and are fully paid up.

(b)The shares described in Schedule 3 constitute the whole of the issued and allotted share capitals of the Target Subsidiaries, were duly authorised and validly issued and are fully paid up.

(c)There is no Encumbrance on, over or affecting any of the Shares or any of the shares of the Target Subsidiaries, except for pre-emption and refusal rights which will be waived by all applicable Sellers prior to Completion.

(d)Each Seller is entitled to transfer, and the Parent is entitled to procure the transfer by each Seller of, the full legal and beneficial ownership in the Shares listed next to its name in column (4) of Schedule 1 on the terms and subject to the conditions set out in this agreement.

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1.9Subsidiaries and associates

(a)Other than as set out in Schedule 3, no Target Company is the holder or beneficial owner of, nor has agreed to acquire, any shares or other equity interests of any other corporation or person.

(b)No Target Subsidiary is the holder or beneficial owner of, nor has agreed to acquire, any shares or other equity interests of any other corporation or person.

1.10Accounts

(a)The Accounts:

(i)have been prepared in accordance with IFRS as at the Accounts Date;

(ii)present with reasonable accuracy the financial position of the Target Group as at the Accounts Date and of the profit of the Target Group for the period ended on the Accounts Date; and

(iii)have been prepared on a basis consistent, in all material respects, with the basis employed in such accounts for the immediately preceding financial period.

1.11Position since Accounts Date

Since the Accounts Date:

(a)there has been no material adverse change in the financial position of the Target Group, except as a result of market conditions and other factors generally affecting similar businesses;

(b)the business of the Target Group has been carried on in the ordinary course;

(c)except for any dividends provided for in the Accounts, no dividend or other distribution has been declared, paid or made by a member of the Target Group;

(d)no member of the Target Group has repaid, repurchased or reduced any of its issued share capital;

(e)no share or loan capital has been issued or agreed to be issued by a member of the Target Group; and

(f)other than in the ordinary course of business or as Fairly Disclosed:

(i)no capital commitment has been entered into by a member of the Target Group to spend monies in excess of £250,000 per item or £1,000,000 in total;

(ii)no member of the Target Group has acquired or agreed to acquire any fixed asset with a value in excess of £250,000; and

(iii)no member of the Target Group has disposed or agreed to dispose of any of the assets included in the Accounts with a book value in excess of £250,000.

1.12Licences

(a)Each member of the Target Group has all material licences, permissions, authorisations, consents, permits and certificates from Regulatory Authorities (collectively Licences) required by applicable Law for the carrying on of the business now carried on by it in the places and in the manner in which that business is now carried on or for the ownership, possession or use of its properties and assets.

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(b)Since the Relevant Date, each member of the Target Group has been in material compliance with all Licences, no waivers or exemptions with respect to any Licences have been granted by any Regulatory Authorities and, so far as the Parent is aware, no grounds for revocation, suspension or limitation of any Licence exist.

1.13Compliance with laws

(a)Since the Relevant Date: (i) each member of the Target Group has been in material compliance with all applicable Laws and Orders; (ii) no member of the Target Group has received written notice from any Regulatory Authority alleging that such member has violated any applicable Laws or Orders in any material respect; and (iii) no Proceedings have been filed, commenced, are pending or, so far as the Parent is aware, threatened by any Regulatory Authority alleging that any member of the Target Group has violated any applicable Laws or Orders in any material respect.

(b)So far as the Parent is aware, no member of the Target Group has, since the Relevant Date, done or omitted to do anything, the doing or omission of which amounts to a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction (in each case which is material) on the part of that member of the Target Group.

(c)Without limitation to sub-paragraph (a) and (b) above, no member of the Target Group, nor (so far as the Parent is aware) any director, officer or employee of any member of the Target Group, has, since the Relevant Date, engaged or engages in any activity, practice or conduct (or failure to act) which would constitute an offence under: (i) the UK Bribery Act 2010 if such activity, practice or conduct (or failure to act) were carried out in the United Kingdom; or (ii) the UK Modern Slavery Act 2015.

(d)The Romanian Target Company does not qualify as an electric and electronic equipment producer under Government Emergency Ordinance No. 5/2015 on waste of electric and electronic equipment.

1.14Properties

(a)The Properties comprise all the land and buildings in which the Target Group has an interest.

(b)With respect to each Property listed in Part 1 of Schedule 4 (each an Owned Property), the relevant member of the Target Group listed in Part 1 of Schedule 4 has good and valid fee simple title (or the jurisdictional equivalent) to such Owned Property, free from all Encumbrances.

(c)With respect to each Property listed in Part 2 of Schedule 4 (each a Leased Property), the relevant member of the Target Group listed in Part 2 of Schedule 4 has good and valid leasehold title (or the jurisdictional equivalent) to such Leased Property, free from all Encumbrances.

(d)The Properties constitute all of the real properties required to conduct the businesses of the Target Group as currently conducted.  There are no contracts or other arrangements in place whereby a member of the Target Group has granted to a third party (including any member of the Retained Group) any right to occupy or use any of the Properties.

(e)So far as the Parent is aware, no member of the Target Group is in material violation of any zoning, planning, subdivision, building or similar Laws (collectively Zoning Laws) in connection with the occupancy or use of the Properties.

(f)So far as the Parent is aware, there are no material disputes affecting any of the Properties or the Target Group’s occupation or use thereof.  No member of the Target Group has received written notice of, or, to the Parent’s knowledge, is there threatened, with respect to any part of the Properties: (i) any violation of any Zoning Laws; (ii) any taking or intent to take by eminent domain (or the jurisdictional

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equivalent) of any Regulatory Authority; or (iii) any commencement of Proceedings (including, without limitation, with respect to any delinquent Taxes).

1.15Environment

(a)In this paragraph:

(i)Environmental Law means all statutes, common law, national law and regulations concerning the protection of all environmental factors (including fire safety) or the generation, transportation, storage, treatment or disposal of a Dangerous Substance or waste and capable of enforcement by legal process in the jurisdiction of operation of each member of the Target Group as at the date of this agreement;

(ii)Environmental Licence means any permit, licence, authorisation, registration, consent or other approval or notification required under or in relation to any Environmental Law;

(iii)Dangerous Substance means any natural or artificial substance likely to cause significant damage to the environment, including hazardous and nuclear ones, as qualified by the Law applicable to each member of the Target Group.

(b)So far as the Parent is aware, each member of the Target Group has all necessary Environmental Licences (all of which are valid and subsisting) and is in material compliance with all applicable Environmental Law and with the terms and conditions of all such Environmental Licences.

(c)No member of the Target Group has, since the Relevant Date, received any written notice or communication from which it appears that it is in material violation of any Environmental Law or Environmental Licence.

(d)No member of the Target Group is engaged in any litigation or arbitration proceedings concerning Environmental Law or Dangerous Substances.

1.16Intellectual Property Rights

(a)The Parent has delivered to the Purchaser a true and complete list (as contained in the Data Room) of all Intellectual Property Rights (including, without limitation, patents and trade marks) of which a member of the Target Group is the registered proprietor or for which application has been made by a member of the Target Group (collectively the Registered Intellectual Property Rights).  The relevant member of the Target Group legally and beneficially owns the Registered Intellectual Property Right of which it is the registered proprietor or applicant free from Encumbrances.  All official application and renewal fees required for the registration and maintenance of such Registered Intellectual Property Rights have been paid.

(b)So far as the Parent is aware, all Intellectual Property Rights used by each member of the Target Group for the purpose of carrying on its business as currently conducted are either vested solely and beneficially in or are licensed by a member of the Target Group.  Where Intellectual Property Rights are used by the Target Group under licence, no member of the Target Group is in material breach of the applicable licence agreement.

(c)So far as the Parent is aware, the conduct of the business (or any part thereof) by the Target Group (including, without limitation: (i) the manufacture, use, sale and importation of products; and (ii) the use, disclosure, copying or distribution of any information, data or other tangible materials) has not since the Relevant Date infringed or made unauthorised use of any Intellectual Property Rights of any other person.  There are no claims or Proceedings to which any member of the Target Group is a party with respect thereto pending, or to Parent’s knowledge, threatened against any member of the Target

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Group.    Neither the Parent nor any member of the Target Group has infringed the Intellectual Property Rights relating to haptic technology of the company referenced in the letter referred to at item 1 16(c) of Paragraph 2 of the Disclosure Letter in the period prior to Completion.

(d)So far as the Parent is aware, no person has infringed, since the Relevant Date, or made unauthorised use of any Intellectual Property Rights owned by any member of the Target Group.  There are no claims or Proceedings with respect thereto pending or threatened by any member of the Target Group.

(e)No member of the Target Group trades under any business name other than its corporate name.

(f)So far as the Parent is aware, no member of the Target Group has, since the Relevant Date disclosed to any third party any material trade secrets or confidential information included in the Target Group’s Intellectual Property Rights, other than under an obligation of confidence, where this has had a material adverse effect on the Target Group.

(g)No member of the Target Group has received a claim for compensation by or on behalf of any employee of a member of the Target Group in respect of any invention in relation to any patent owned by a member of the Target Group.  All inventions developed by any employee of a member of the Target Group in the course of the normal duties of such employee are owned by such member of the Target Group by operation of statutory law, and all such employees have been duly compensated for all inventions claimed by such members of the Target Group.

1.17Systems

(a)For the purposes of this paragraph, Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology that are material to any member of the Target Group in connection with the operation of its business as currently conducted.

(b)There have, since the Relevant Date, been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems which have had a material adverse effect on the operations of the Target Group.

1.18Contracts

(a)No member of the Target Group is a party to any subsisting material contract which:

(i)was entered into otherwise than in the ordinary course of business; or

(ii)involves the supply of goods or services the aggregate sales value of which will represent in excess of 10% of the turnover for the current financial year of the Target Group; or

(iii)restricts its freedom to carry on the whole or any material part of its business as it does at present.

(b)No member of the Target Group has, since the Relevant Date, received written notice that it is in default under any agreement, mortgage, charge, lien or pledge which is material to the financial position of the Target Group.

(c)There are no subsisting material contracts to which a member of the Target Group is a party and in which any member of the Retained Group has a material interest (other than, in the case of the Sellers, their respective interests in the Shares).

(d)No member of the Target Group is, or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

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1.19Indebtedness

(a)No member of the Target Group has, since the Relevant Date, received any written notice:

(i)to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; or

(ii)that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) or other credit facility of a member of the Target Group.

(b)The total amount borrowed by each member of the Target Group from its bankers does not exceed its overdraft and other facilities.

(c)No member of the Target Group has outstanding any loan capital or any money borrowed or raised (other than under its bank facilities, normal trade credits or intra-group payables).

(d)No member of the Target Group has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no member of the Target Group owns the benefit of any debt, other than debts accrued in the ordinary course of its business or Intra-Group Receivables.

1.20Litigation

Except as claimant in the collection of debts arising in the ordinary course of business, no member of the Target Group is a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Target Group nor, so far as the Parent is aware, has any such proceeding been threatened in writing by or against any member of the Target Group since the Relevant Date.

1.21Insurances

The members of the Target Group are covered under insurances on the bases and in respect of the risks referred to in the list of insurance cover contained in the Data Room or referred to in the Disclosure Letter and:

(a)all premiums with respect to such insurances that were due and payable have been paid in full;

(b)so far as the Parent is aware, such insurances are in full force and effect;

(c)so far as the Parent is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers;

(d)so far as the Parent is aware, none of the members of the Target Group are in material breach, violation, or default with respect to their obligations under such insurances, and no written notice of cancellation or termination has been received by any such members with respect to such insurances; and

(e)since the Relevant Date: (i) there have been no claims made by any member of the Target Group under any such insurances where the amount of the claim exceeds £250,000 in respect of an individual circumstance; (ii) there have been no claims (regardless of amount) made under such insurances by any member of the Target Group for which a relevant insurer has denied coverage; and (iii) so far as the Parent is aware, notice of each claim for which losses in excess of £50,000 are recoverable in accordance with the terms of such insurances has been given in accordance with the terms and conditions of the relevant insurance.

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1.22Solvency

(a)No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of any member of the Target Group.

(b)No order has been made and no resolution has been passed for the winding‑up of any member of the Target Group and, so far as the Parent is aware, no petition has been presented for that purpose.

(c)No member of the Target Group is insolvent (within the meaning of the Insolvency Act 1986) or unable to pay its debts and no member of the Target Group has stopped paying its debts as they fall due.

(d)No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a member of the Target Group.

(e)Outside the United Kingdom, no event or circumstance has occurred or exists analogous to those described in paragraphs (a) to (d) above.

1.23Employees

(a)The Parent has disclosed to the Purchaser in respect of the members of the Target Group:

(i)a list of all Senior Employees showing, by reference to appropriate categories, remuneration payable and other principal benefits provided, as well as a brief description of their terms and conditions of employment;

(ii)a list of all other Employees and a brief description of their terms and conditions of employment; and

(iii)brief details of current securities awards and options held by Employees and awarded or granted by any member of the Parent’s group.

(b)Except as disclosed under subparagraph 1.23(a) above, there is not outstanding any agreement or arrangement to which a member of the Target Group is a party for profit‑sharing or for payments to any of its Employees of bonuses or for incentive payments or other similar matters and there are no other material payments to Employees which have not been disclosed.

(c)None of the Senior Employees has given or been given notice to terminate his employment.

(d)No dispute has arisen since the Relevant Date between a member of the Target Group and a Senior Employee, a material number or category of its Employees or with any Works Council (as defined in Schedule 7).

(e)Except for employees carrying out shared services (other than the Internal Transfer Employee) or as contemplated by this agreement or the Transitional Services Agreement, the Employees constitute all personnel required for the carrying on of the business of the Target Group as currently conducted.

(f)All taxes and social insurance contributions for employees have, since the Relevant Date, been duly withheld and paid, and the Target Group has, since the Relevant Date, complied with the statutory requirements under the German Minimum Wage Act (MiloG) to the extent applicable.

(g)Other than under the relevant applicable statutory law, none of the members of the Target Group is subject to any contractual restrictions regarding restructuring measures, and, in particular, no location guarantee (Standortgarantie oder Standortsicherung) is in place.

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(h)All external personnel (including freelancers and leased employees) engaged with members of the Target Group have, since the Relevant Date, been handled in compliance with statutory requirements in all material respects, in particular in compliance with German social security law and the German Act Regulating the Commercial Leasing of Employees (AÜG).

1.24Pensions

(a)Where required, each Scheme has been approved by and/or registered with the appropriate Tax Authority and/or social security and supervisory authorities in the relevant country or state.

(b)The only retirement or death benefits which the Target Group is under an obligation to provide for their employees are those provided under the Schemes, apart from any state mandated retirement or social security scheme.

(c)The Target Group has paid all contributions which are due to be paid to each Scheme by them.

(d)Each Scheme has operated in material compliance with its governing documentation and applicable law.

1.25Employee Benefit Plans

(a)With respect to each Employee Benefit Plan, true and complete copies of: (i) the current plan and trust documents (and all amendments and modifications thereto), or if none, a summary thereof; (ii) all related trust agreements, insurance contracts and other funding arrangements; and (iii) current summary plan descriptions and all summary material modifications thereto distributed to participants, have been made available to the Purchaser through the Data Room.

(b)Each Employee Benefit Plan has been maintained, funded, operated and administered in material compliance with its terms and applicable Law.

1.26Product Quality

(a)There are no product warranty claims (other than those which have been fully and finally resolved) with respect to products sold by any member of the Target Group that exceed £100,000 for each claim or series of related claims.

(b)No person has asserted in writing or, to the Parent’s knowledge, threatened to assert, any claim or demand (that has not been fully and finally resolved) relating to product safety, product quality, defect, negligence or liability with respect to any product manufactured, produced, distributed or sold by any member of the Target Group, or any services performed by any member of the Target Group, that exceed £100,000 for each claim or series of related claims.

(c)Each of the products and services manufactured, produced, distributed or sold by any member of the Target Group, and all manufacturing and production processes established by any such member with respect thereto, are, and at all times since the date that is five years prior to the date of this agreement have been and are, in compliance in all material respects with all applicable Laws, with all published standards and with all contractual specifications applicable to such products and services with which any member of the Target Group is required to comply.

1.27Privacy

(a)Since the Relevant Date, each member of the Target Group has been in compliance in all material respects with all applicable Privacy Laws.

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(b)As of the date of this agreement, no member of the Target Group has received notice of and, to the Parent’s knowledge, there are no threatened Proceedings against any member of the Target Group brought by any Regulatory Authority or by any other person in respect of the collection, use or disclosure of Personal Information by such member of the Target Group, or non-compliance with any Privacy Laws, privacy policies, nor, to the Parent’s knowledge, are there any grounds, facts or circumstances that may give rise to any such Proceedings.

2.Tax

2.1Taxation liabilities

All Taxation of any nature whatsoever for which a member of the Target Group is liable and which has fallen due for payment has been duly paid.

2.2Taxation returns

(a)All notices, computations and returns which ought to have been submitted to a Tax Authority by a member of the Target Group since the Relevant Date have been properly and duly so submitted and all such notices, computations and returns are true, accurate and complete in all material respects and are not the subject of any material dispute nor, so far as the Parent is aware, are likely to become the subject of any material dispute with a Tax Authority.

(b)Since the Relevant Date all material records which a member of the Target Group is required to keep for Taxation purposes have been duly kept.

(c)No member of the Target Group has asked for any extensions of time for the filing of any currently outstanding returns or other documents relating to Taxation.

(d)All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts and the time limit for the making of which has passed have been duly made.

2.3Penalties and interest

No member of the Target Group has since the Relevant Date paid or become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

2.4Investigations

No member of the Target Group has since the Relevant Date been subject to or is currently subject to any non‑routine investigation, audit or visit by any Tax Authority.

2.5Deductions and withholdings

Each member of the Target Group has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged to make and has accounted in full to the appropriate authority for all amounts so deducted.

2.6Completion

No charge to Taxation will arise on a member of the Target Group by virtue of the entering into and/or completion of this agreement.

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2.7Tax residence

No member of the Target Group is treated for any Taxation purpose as resident in a country other than the country of its incorporation and no member of the Target Group has, or has had within the past six years, a branch, agency or permanent establishment in a country other than the country of its incorporation.  The Sellers are tax residents of the countries in which they are incorporated and are eligible to claim entitlement under the provisions of respective tax treaties or double taxation avoidance agreements which the countries of tax residence of such Sellers have entered into with any other country, as applicable.

2.8Tax Laws

(a)Since the Relevant Date, each member of the Target Group has been in material compliance with all applicable Laws relating to Taxation (including, without limitation, relating to transfer pricing).

(b)No Seller has received any communication from any Tax Authority and there are no pending proceedings against any Seller that would have the effect of rendering the sale of the Shares of the India Target Company to the Purchaser as void under applicable Law.

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Schedule 6

Limitations

1.Notice

1.1If the Purchaser or, following Completion any Senior Employee (or any successor of any Senior Employee) of the Target Group becomes aware of a matter or circumstance which is reasonably likely to give rise to a Warranty Claim, the Purchaser shall give notice to the Parent specifying that matter or circumstance in reasonable detail, setting out such other relevant facts as are then available of the matter that is likely to give rise to such Warranty Claim, and, if possible, a pre‑estimate of the amount of the likely Warranty Claim, as soon as reasonably practicable after it becomes aware of that matter or circumstance.

1.2The Parent shall not be liable for any losses in respect of a Warranty Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph.

2.Exclusions

2.1The Parent shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that Warranty Claim:

(a)except with respect to a Warranty Claim pursuant to paragraph 1.26 of Schedule 5, is specifically provided for or noted in the Accounts, the Parent Accounts or the local statutory accounts of the relevant member of the Target Group; or

(b)is taken into account in the Completion Statement; or

(c)is the subject of a claim under the Tax Deed and the Purchaser receives a payment in respect of such claim under the Tax Deed; or

(d)except with respect to a Warranty Claim pursuant to paragraph 1.26 of Schedule 5, is, or arises from any matter or circumstance that is, Fairly Disclosed; or

(e)except with respect to a Warranty Claim pursuant to paragraph 1.26 of Schedule 5, is a matter or circumstance of which the Purchaser or the Purchaser Guarantor has actual knowledge at the date of this agreement (and, without prejudice to the generality of the foregoing, the Purchaser and the Purchaser Guarantor shall be deemed to have actual knowledge of information Fairly Disclosed by the contents of the Data Room as at 9:00pm (UK time) on 17 July 2017 and the management presentations and information memoranda made available by or on behalf of the Parent to the Purchaser or to any member of the Purchaser Group on or before the date of this agreement); or

(f)has been or is made good or is otherwise compensated for without cost to the Purchaser or any member of the Target Group.

For the purposes of sub-paragraph 2.1(e), actual knowledge of the Purchaser or the Purchaser Guarantor shall be limited to the actual knowledge of any of the following individuals: Kurt Cummings, Mike Hufnagel, Martin McGuigan, Evan Slavitt and Keith Thomas.

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2.2The Parent shall not be liable in respect of a Warranty Claim to the extent the relevant liability would not have arisen but for:

(a)a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (including (without limitation) in respect of Taxation or the rate of Taxation or any amendment to or the withdrawal of any practice previously published by a Tax Authority), in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(b)any change after Completion of the date to which any member of the Target Group makes up its accounts or in the bases, methods, principles or policies of accounting of any member of the Target Group other than a change which is necessary in order to correct a failure before Completion to comply with accounting standards with which the relevant member of the Target Group was required to comply; or

(c)any act or omission of any member of the Target Group on or before Completion carried out at the written request of the Purchaser or any act or omission of the Purchaser or any member of the Target Group after Completion; or

(d)any failure or omission by any member of the Target Group to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Accounts or the Completion Statement; or

(e)any claim, election, surrender, revocation, amendment, withdrawal or disclaimer made or notice or consent given after Completion by any member of the Target Group or any member of the Purchaser Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, amendment, withdrawal disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts or the Completion Statement or which is made, given or done at the prior written request of the Parent pursuant to its rights under the Tax Deed.

2.3The Parent shall not be liable in respect of a Tax Warranty Claim if any profits or amount to which the relevant Taxation is attributable were earned or received by or accrued to any member of the Target Group but were not reflected in the Accounts or the Completion Statement.

3.Financial limits

The liability of the Parent shall be limited as follows:

(a)the Parent shall not be liable in respect of, and there shall be disregarded for all purposes, any claim under this agreement unless the amount of the damages or other amount to which the Purchaser would, but for this subparagraph, be entitled as a result of that claim exceeds an amount equal to £100,000;

(b)the Parent shall not be liable in respect of any Warranty Claim (other than a Fundamental Warranty Claim or a Warranty Claim pursuant to paragraph 1.26 of Schedule 5) unless the amount of damages resulting from any and all Warranty Claims (other than Fundamental Warranty Claims, Warranty Claims pursuant to paragraph 1.26 of Schedule 5 and claims disregarded as contemplated by subparagraph (a) above) exceed in aggregate an amount equal

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to £2,500,000, in which case the Purchaser shall be entitled to all amounts resulting from those Warranty Claims (and not just the excess over that sum);

(c)the Parent shall not be liable in respect of any claim under the Tax Deed unless the amount resulting from any and all such claims exceed in aggregate an amount equal to £50,000, in which case the Purchaser shall be entitled to the excess over that sum;

(d)the maximum aggregate liability of the Parent in respect of any and all Warranty Claims (other than Fundamental Warranty Claims) shall not exceed an amount equal to £29,700,000; and

(e)the maximum aggregate liability of the Parent in respect of any and all claims under this agreement and the other Transaction Documents (including, without limitation, claims related to a breach of any covenant of the Parent or the Sellers, or related to any indemnity given by the Parent or the Sellers, under this agreement or the other Transaction Documents) shall not exceed an amount equal to £118,800,000.

4.Time limits

The liability of the Parent in respect of the Warranties shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Deed):

(a)on the expiry of the applicable statute of limitations in respect of a Tax Warranty Claim;

(b)on the third anniversary of the date of this agreement in respect of a Fundamental Warranty Claim;

(c)five years after the Completion Date in respect of a Warranty Claim pursuant to paragraph 1.26 of Schedule 5; and

(d)18 months after the Completion Date in respect of all other Warranty Claims,

except in respect of any Warranty Claim of which notice is given to the Parent as contemplated by paragraph 1 of this Schedule 6 before the relevant date.  The liability of the Parent in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the expiry of the relevant time period set out in sub-paragraph (a), (b), (c) or (d) (as applicable) of this paragraph 4 of this Schedule 6 (or, if the Warranty Claim is based on a liability which is contingent only, within three months after such contingent liability gives rise to an obligation to make a payment) unless that Warranty Claim arises as a result of, or in connection with, a Third Party Claim (as defined in paragraph 7 of this Schedule 6) and the Parent shall have assumed conduct of that Third Party Claim in accordance with paragraph 7 of this Schedule 6.

5.Waiver of rights

5.1The Parent agrees with the Purchaser, each member of the Target Group and each employee and director of a member of the Target Group, in the absence of fraud, dishonesty or wilful concealment by or on behalf of any member of the Target Group or any of its employees or directors, to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Target Group or any of its employees or directors in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

5.2Subparagraph 5.1 may with the prior written consent of the Purchaser be enforced by any member of the Target Group and any employee or director of a member of the Target Group against the Parent under the Contracts (Rights of Third Parties) Act 1999.  The provisions of this paragraph 5 may be

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varied or terminated by agreement between the Parent and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any member of the Target Group or any employee or director of a member of the Target Group.

6.Payment in respect of a Warranty Claim or under the Tax Deed

Any payment made by the Parent in respect of a Warranty Claim or under the Tax Deed (or any refund of any such payment thereunder) shall, to the maximum extent possible, be deemed to be treated as an adjustment to the Consideration paid for the Shares under this agreement (but not so as to limit the amount payable where not wholly possible).

7.Third party claims

7.1If a Warranty Claim (other than a Tax Warranty Claim) arises as a result of, or in connection with, a liability or alleged liability of a member of the Target Group to a third party (a Third Party Claim), then the Parent may, subject to the Third Party Claim satisfying the Litigation Conditions, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that the Parent elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)the Parent shall indemnify the Purchaser Group and each relevant member of the Target Group against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Parent may request pursuant to subparagraphs (b) and (c) below;

(b)the Purchaser shall procure that each relevant member of the Target Group makes available to the Parent such persons and all such information as the Parent may request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(c)the Purchaser shall procure that each relevant member of the Target Group: (i) takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Parent may request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Parent;

(d)the Parent shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably); and

(e)the Purchaser shall be permitted at its own cost to participate in (but not control) such Third Party Claim, and to employ separate counsel in connection with such participation not reasonably objected to by the Parent.

7.2If a claim (other than a Tax Warranty Claim) arises as a result of, or in connection with, a Third Party Claim, the Purchaser shall, until the earlier of such time as the Parent shall give any notice as contemplated by subparagraph 7.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of such Third Party Claim or such Third Party Claim is otherwise finally disposed of:

(a)procure that each relevant member of the Target Group consults with the Parent, and takes account of the reasonable requirements of the Parent, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

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(b)keep, or procure that each relevant member of the Target Group keeps, the Parent promptly informed of the progress of the Third Party Claim and provide, or procure that each relevant member of the Target Group provides, the Parent with copies of all relevant documents and such other information in the Purchaser’s or a member of the Target Group's possession as may be requested by the Parent; and

(c)procure that no relevant member of the Target Group shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Parent.

7.3Nothing in this paragraph 7 shall require the provision by any person of any information to the extent such provision would contravene any applicable Law or would breach any duty of confidentiality owed to any third party.  If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to this paragraph 7:

(a)that information shall only be used by the Recipient in connection with the Third Party Claim and clause 19 of this agreement shall in all other respects apply to that information; and

(b)to the extent that information is privileged:

(i)no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Parent or the Purchaser, the Recipient shall or, if the Recipient is a member of the Target Group, the Purchaser shall procure that the Recipient shall, promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

7.4The provisions of clause 9 (Conduct of Tax Claims) of the Tax Deed shall have effect as if expressly incorporated into this paragraph 7, so that those provisions shall apply to a Tax Warranty Claim.

8.Mitigation

8.1Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue or inaccurate.

8.2In the case of a Tax Warranty Claim, the Purchaser shall be obliged to utilise all Seller’s Reliefs (as that term is defined in the Tax Deed) to mitigate any Tax liability and clause 9 (Conduct of Tax Claims) of the Tax Deed shall apply as if it were set out in this schedule mutatis mutandis.

9.Recovery from third parties

If:

(a)the Parent makes a payment in respect of a claim (the Damages Payment);

(b)at any time after the making of such payment any member of the Target Group or the Purchaser receives any sum which would not have been received but for the matter or circumstance giving rise to that claim (the Third Party Sum);

(c)the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

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(d)the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the claim in question (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it or the relevant member of the Target Group, repay to the Parent an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all reasonable costs incurred by the Purchaser or the relevant member of the Target Group in recovering the Third Party Sum.

10.Insurance

Without prejudice to the Purchaser's duty to mitigate any loss in respect of any of the Warranties being untrue or inaccurate, if in respect of any matter which would otherwise give rise to a claim under this agreement or the Tax Deed, any member of the Target Group is entitled to claim under any policy of insurance that has, as of the Completion Date, already been paid for by the Target Group and is in effect as of immediately prior to Completion: (i) the Purchaser shall procure that the Target Group undertakes commercially reasonable efforts to recover under such insurance; and (ii) any amounts actually recovered by the Target Group under such insurance, net of (A) the costs and expenses of recovery therefrom, (B) Taxes payable with respect to such amounts and (C) the amounts of any retro and future premium increase, shall reduce pro tanto or extinguish that claim.

11.Contingent liabilities

If any Warranty Claim is based upon a liability which is contingent only, the Parent shall have no obligation to make a payment in respect thereof unless (and until) such contingent liability gives rise to an obligation to make a payment before:

(a)on the expiry of the applicable statute of limitations in respect of a Tax Warranty Claim;

(b)the third anniversary of the date of this agreement in respect of a Fundamental Warranty Claim;

(c)the fifth anniversary of the Completion Date in respect of a Warranty Claim pursuant to paragraph 1.26 of Schedule 5; and

(d)the date which is 18 months after the Completion Date in respect of all other Warranties.

12.Waiver of set off rights

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement or any of the other Transaction Documents which it might otherwise have by virtue of any claim under this agreement or the Tax Deed.

13.Remedy of breaches

If the matter or circumstance giving rise to a Warranty Claim is capable of remedy, the Parent shall have no liability in respect of that Warranty Claim unless the relevant matter or circumstance is not remedied within 30 days after the date on which the Parent is given notice as contemplated by paragraph 1 of this Schedule 6 in relation to that matter or circumstance.  The Purchaser shall procure that the Parent is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and shall, without prejudice to paragraph 8 of this Schedule 6, provide, and shall procure that each relevant member of the Target Group shall provide, all reasonable assistance to the Parent to remedy the relevant matter or circumstance.

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14.On sales

The Parent shall have no liability in respect of any Warranty Claim arising out of a matter or circumstance affecting any member of the Target Group if the notice given under paragraph 1 of this Schedule 6 in relation to the relevant matter or circumstance is given at a time when the member of the Target Group concerned has ceased to be a subsidiary of the Purchaser.

15.Consequential loss

The Parent shall have no liability under this agreement or any other Transaction Document for any loss of business or profits, or in connection with any indirect or consequential loss or any punitive or aggravated damages (together, Consequential Loss), arising out of any matter or circumstance giving rise to a claim except to the extent that:

(a)a third party has, pursuant to a contract with the Target Group or applicable Law, the right to bring a claim for Consequential Loss against the Target Group and such Third Party brings such a claim against the Target Group; and

(b)in connection with such claim by such third party, the Purchaser has a claim against the Parent for breach of any of the Warranties set out at paragraph 1.26 of Schedule 5,

and, in such circumstances, the Parent shall have no liability for any Consequential Loss suffered by the Purchaser or its Affiliates and shall only be liable (if such claim is successfully proven and subject to the other limitations set out in this Schedule 6) for any Consequential Loss suffered by the third party.

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Schedule 7

Employees

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Part 1

1.In this Schedule:

Employment Obligations means any and all information and consultation obligations required under applicable Law or contract with respect to the Employees and/or Works Councils as a result of or in connection with the Transactions;

External Transfer Employees means:

(a)any individuals employed by a member of the Target Group at the date of this agreement who provide services for a member of the Retained Group, being those individuals named in Part 2 of this Schedule; and

(b)any individuals employed by a member of the Target Group at the date of this agreement who provide services for a member of the Retained Group, but are only identified by the Parent (acting reasonably and in good faith) on or after the date of this agreement but before Completion and whose names are notified in writing to the Purchaser prior to Completion and accepted by the Purchaser (acting reasonably);

Internal Transfer Employees means:

(a)any individuals not employed by a member of the Target Group at the date of this agreement who provide services for a member of the Target Group, being those individuals named in Part 3 of this Schedule; and

(b)any individuals not employed by a member of the Target Group at the date of this agreement who provide services for a member of the Target Group, but are only identified by the Parent (acting reasonably and in good faith), on or after the date of this agreement but before Completion, and whose names are notified in writing to the Purchaser prior to Completion and accepted by the Purchaser (acting reasonably), provided that Internal Transfer Employees shall not include any persons referred to in (a) or (b) above who are dismissed or resign, resulting in their employment terminating with effect from any date after the date of this agreement up to Completion.

Internal Transfer Employers means the relevant employing entities of the Internal Transfer Employees;

Liability and Liabilities includes any award, compensation, damages, fine, loss, order, penalty or payment made by way of settlement and costs and expenses reasonably incurred in connection with a claim or investigation (including any investigation by any enforcement, regulatory or supervisory body and of implementing any requirements which may arise from any such investigation); legal costs and expenses being assessed on an indemnity basis; and

Works Councils means all trade unions, works councils, staff associations and other employee representatives relevant to the Employees.

2.The Parent and the Purchaser shall co-operate in good faith to timeously satisfy the Employment Obligations with the relevant Works Councils.

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3.It is the intention of the parties that the employment of each Employee shall not terminate upon Completion, but shall continue with the relevant member of the Target Group on the Employee’s existing terms and conditions that exist immediately before Completion.  For the avoidance of doubt,  without prejudice to paragraph 9 of this Schedule, this paragraph 3 of this Schedule is not intended to, and does not, create any obligation on the Purchaser to retain any Employees in employment, nor to retain their existing terms and conditions of Employment, following Completion.

4.The Parent shall use reasonable endeavours to procure that the Internal Transfer Employees will be employed by the relevant Target Companies (or other relevant member of the Purchaser Group) as at the date of Completion and shall indemnify the Purchaser against any Liability directly arising from the transfer of the Internal Transfer Employees to the relevant members of the Target Group (or relevant member of Purchaser Group, as applicable).

5.The Parent shall:

(a)procure that the Internal Transfer Employers shall perform and discharge all of their obligations in respect of the relevant Internal Transfer Employees until such time as the relevant Internal Transfer Employee transfers to the relevant member of the Target Group (or relevant member of the Purchaser Group); and

(b)indemnify the Purchaser against any Liability arising from the failure of any Internal Transfer Employer to perform or discharge any such obligations as are set out in paragraph 5(a) above up to the date of Completion, including, without limitation, failure arising from any act or omission of the relevant Internal Transfer Employer.

For the avoidance of doubt, this indemnity excludes any part of any Liability for which the Purchaser or any member of the Purchaser Group are responsible under paragraphs 9 and 10 below.

6.The Parent shall use reasonable endeavours to procure that the External Transfer Employees will be employed by a member of the Retained Group as at the date of Completion.

7.If, on or after Completion, any External Transfer Employees remain employed by a member of the Target Group, the Purchaser shall cooperate with the Parent to transfer each such External Transfer Employee from the Target Group to a relevant member of the Retained Group.  If, 20 Business Days following Completion, any External Transfer Employee remains employed by a member of the Target Group, the parties to this agreement agree the following:

(a)the relevant member of the Target Group shall terminate the relevant External Transfer Employee’s employment with effect on the earliest legally possible termination date; and

(b)the Parent shall indemnify and hold harmless the Purchaser and any member of the Target Group from and against any and all Liability arising out of such termination or in respect of any External Transfer Employee’s employment following Completion, provided that the Purchaser shall use all reasonable endeavours to minimise the amount of such Liability and the Parent shall not be liable for any loss incurred as a result of such Liability to the extent that such Liability arises or is increased as a result of any act or omission of the Purchaser other than in accordance with this paragraph 7.

8.The Parent shall:

(a)procure that the members of the Target Group shall perform and discharge all of their obligations in respect of any External Transfer Employees until such time as the relevant External Transfer Employee transfers to a member of the Retained Group; and

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(b)indemnify the Purchaser against any Liability arising from the failure of the Parent to perform or discharge any such obligations as are set out in paragraph 8(a) above.

9.The Purchaser shall:

(a)cooperate with the Parent and any Internal Transfer Employers and comply with the Parent’s and any Internal Transfer Employer’s reasonable requests in relation to the transfer of the Internal Transfer Employees from the Internal Transfer Employers to the relevant members of the Target Group (or relevant members of the Purchaser Group);

(b)procure that the relevant members of the Target Group shall perform and discharge all of their obligations in respect of the Employees on and from Completion; and

(c)indemnify the Parent against any Liability arising from the failure of any member of the Target Group to perform or discharge any such obligations on and from Completion, including, without limitation, failure arising from any act or omission of the relevant member of the Target Group.

10.The Purchaser shall indemnify the Parent against any Liability relating to an Employee which arises out of a complaint or failure or alleged failure to comply with the Employment Obligations or in respect of any subsequent award of compensation in respect of a breach or alleged breach of the Employment Obligations where that complaint or failure to act arises out of or is in connection with an act or omission of any member of the Purchaser Group.

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Part 2

External Transfer Employees

Target Group Employer	Expected Retained Group Employer	Name	Position	Note
AB Electronik Sachsen GmBH	TT Electronics GmbH	Wladislaw Fefelow	Regional Sales Manager
TT Electronics Technology Ltd	Roxspur Measurement & Control Limited	Tristan Hughes Peter Illes	Engineer Engineer

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Part 3

Internal Transfer Employees

Retained Group Employer	Expected Target Group / Purchaser Group Employer	Name	Position	Note
TT Electronics SAS	[Member of the Purchaser Group]	Marco Maino David Empinet	Sales Manger Finance director - Sales & Engineering	Target Group/Purchaser Group employer to be confirmed before Completion
TT Electronics Asia Pte Ltd	[Member of the Purchaser Group]	Deok Kyo Choi Sungho Lee Myong Hah Lee	Field Application Engineer Senior Sales Manager Field Application Engineer	Target Group/Purchaser Group employer to be confirmed before Completion All currently based in South Korea
Optek Technology Inc	[Member of the Purchaser Group]	Bob Taber Chuck Rummler Dennis Miller	VP & GM Product Engineer Engineer	Target Group/Purchaser Group employer to be confirmed before Completion
TT Electronics Integrated Manufacturing Services Co Ltd (Suzhou)	AB Electronik Sensors (Suzhou) Co Ltd	Names to be confirmed before Completion	Finance team GL Finance team FM	Further assessment required following the date of this agreement
Optron de Mexico SA de CV (Mexico)	AB Electronic Manufacturing Mexico SA de CV	Names to be confirmed before Completion	To be confirmed before Completion	Further assessment required following the date of this agreement

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Schedule 8

Completion

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Part 1

PAreNT's obligations

General obligations

(a)At Completion the Parent shall procure the delivery to the Purchaser of:

(i)duly executed share transfer forms, each in the Agreed Form, in favour of the Purchaser or its nominee(s) of all the Shares, in each case to the extent required by applicable local Law and in compliance with such formalities as may be required by applicable local Law (and, in respect of the shares of the China Target Company, subject to clause 10.4);

(ii)where applicable, the share certificate(s) representing the Shares, or an express indemnity in the case of any found to be missing (and, in the case of the certificates representing the Shares of the Mexico Target Company, duly endorsed in property for the benefit of the Purchaser);

(iii)where applicable, the original certificate of incorporation, seals, stamps and chops,  corporate books and records, statutory registers and share certificate books of each member of the Target Group, to the extent not in that member of the Target Group’s possession;

(iv)the title deeds or excerpts from the relevant land register (as applicable) relating to the Properties that are, in each case, in the possession of the Parent or the Retained Group;

(v)counterparts of the Tax Deed, Transitional Services Agreement and Reverse Transitional Services Agreement,  each duly executed by the Parent and, if applicable, the appropriate members of the Target Group;

(vi)the counterpart of the Trade Mark Assignment duly executed by AB Electronic Components Limited;

(vii)Deeds of Assignment to effect the transfer of each of the Shareholder Loans, in each case duly signed by the relevant Lender and relevant Borrower;

(viii)the revocation or resignations in Agreed Form of each of the current directors of the members of the Target Group (other than those directors who will continue to be employed by the Target Group following Completion) as directors of each relevant member of the Target Group (or, in the case of such directors of AB Mikroelekronik GmbH, the revocation of the appointment of each such director) and, where applicable, the supervisor, secretary or other officer of each member of the Target Group, in each case acknowledging (by way of deed) that he has no claim against the relevant members of the Target Group, whether for loss of office or otherwise, and, if applicable, the terminations in Agreed Form of any service or other contracts between any such person and the relevant members of the Target Group;

(ix)to the extent permitted under applicable local Law, the resignation of the auditors of each member of the Target Group, in each case confirming that, in accordance with section 519 of the Companies Act 2006 (or equivalent legislation in other jurisdictions), there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of that member of the Target Group and that no fees are due to them;

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(x)a copy of the resolution(s) contemplated by clause 3.1(a) as passed at a general meeting of the Parent;

(xi)evidence that the consent described in clause 5.4 has been obtained;

(xii)a copy of the resolutions of the board of directors of the Parent authorising the execution, delivery and performance of this agreement and each of the other Transaction Documents to which it is or will be a party; and

(xiii)a copy of the resolutions of the boards of directors of each Seller authorising the transfer by it of the Shares set against its name in column (4) of Schedule 1, in each case in compliance with such formalities as may be required by applicable local Law.

(b)At Completion the Parent shall procure the delivery to the Purchaser of, with respect to each member of the Target Group, a copy of the resolutions of the board of directors and/or the shareholders of such member (as required by applicable local Law and such member’s constitutional documents) resolving that:

(i)such persons as the Purchaser nominates are appointed as directors of such member;

(ii)its registered office is changed to such location as determined by the Purchaser (provided that the registered office remains in the existing jurisdiction of such member and subject to any local filing or registration requirements);

(iii)to the extent applicable, the transfers referred to in paragraph (a)(i) (subject only to their being duly stamped) are, to the extent relevant, taken on record and approved for registration;

(iv)to the extent permitted under applicable local Law, such persons as the Purchaser nominates are appointed as auditors of such member; and

(v)such member’s bank mandates are revised in such manner as the Purchaser requires,

in each case to the extent permissible under applicable local Laws and in compliance with such other formalities as may be required by applicable local Laws.

(c)At Completion, the Parent shall procure the delivery to the Purchaser of, with respect to each member of the Target Group, any other such documents or instruments as are reasonably required by the Purchaser to consummate the Transactions.

Local Jurisdictions

(d)To the extent not already covered by paragraphs (a) and (b) above, at Completion the Parent shall procure the following with respect to local jurisdictions:

Austria

(i)the execution by Midland Electronics Limited of a share transfer agreement, in the Agreed Form, with respect to the transfer of the full legal and beneficial title to the sole share interest (Geschäftsanteil) in AB Mikroelekronik GmbH (relating to the entire issued share capital of EUR 2,000,000) in the form of a notarial deed before an Austrian notary simultaneously with the action referred to under sub-paragraph (c) of Part 2 of Schedule 8;

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Germany

(ii)the delivery to the Purchaser of share sale and transfer agreements with respect to the transfer of the full legal and beneficial title to: (A) the entire issued share capital of TT Electronics Holdings GmbH; and (B) one share with a nominal value of EUR 618,000.00 (equivalent to six per cent. of the issued share capital) of Midland Electronics Deutschland GmbH to the Purchaser,  in each case duly executed by AB Electronic Products Group Ltd and in the form of a notarial deed (notarielle Urkunde) before a German notary;

(iii)that AB Electronic Products Group Ltd grants to the Purchaser an irrevocable power of attorney, in the Agreed Form, to exercise all shareholders’ rights in respect of the shares in TT Electronics Holdings GmbH and Midland Electronics Deutschland GmbH;

(iv)that resolutions of the shareholders of TT Electronics Holdings GmbH and Midland Electronics Deutschland GmbH are obtained authorising the transfer of the Shares in TT Electronics Holdings GmbH and Midland Electronics Deutschland GmbH to the Purchaser, and the approval of Midland Electronics Deutschland GmbH is obtained authorising the transfer of the Shares in Midland Electronics Deutschland GmbH;

(v)that the managing directors (Geschäftsführer) of TT Electronics Holdings GmbH and Midland Electronics Deutschland GmbH will be informed immediately after the passing of the resolutions referred to in sub-paragraph (iv) above;

(vi)the delivery to the Purchaser of a copy of the TT Electronics GmbH Divestment Agreement, duly executed by TT Electronics Holdings GmbH and AB Electronic Products Group Limited;

(vii)the delivery to the Purchaser of a duly executed termination agreement, or termination notice, relating to the Domination and Profit and Loss Pooling Agreement;

India

(viii)that a resolution of the shareholders of the India Target Company is obtained approving the appointment of such persons as the Purchaser nominates as directors of the India Target Company;

(ix)that the existing shareholders of the India Target Company waive their right of first refusal in respect of the transfer of the Shares of the India Target Company pursuant to Article 18 of the Articles of Association of the India Target Company;

(x)that the India Target Company provides the Purchaser with a copy of the resolution of the board of directors of the India Target Company sanctioning the sale of the shares of the India Target Company under this agreement pursuant to Article 19 of the Articles of Association of the India Target Company;

Mexico

(xi)the delivery to the Purchaser of written evidence reasonably satisfactory to the Purchaser that a resolution of the shareholders of the Mexico Target Company is obtained approving:

(A)the waiver of their pre-emption rights with respect to the transfer of the Shares in the Mexico Target Company;

(B)the entry by the Mexico Target Company into the transactions contemplated by the Transaction Documents;

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(C)the resignation of Stephen John Mather and Timothy Hal Roberts as directors of the Mexico Target Company;

(D)the appointment of such persons as the Purchaser nominates as additional directors of the Mexico Target Company;

(E)the resignation of the statutory auditor of the Mexico Target Company and the appointment of Michael Hufnagel as statutory auditor; and

(F)to the extent necessary, the cancellation of powers of attorney granted in favour of the resigning directors or any members of the Retained Group and the granting of a power of attorney in favour of the appointed directors;

(xii)the delivery to the Purchaser of the Shareholders Registry Book for the Mexico Target Company evidencing the entry of the transfer of the Shares in the Mexico Target Company to the Purchaser and A.V.X./Kyocera Asia Limited, duly signed by the secretary of the board of directors of the Mexico Target Company or another authorised officer;

Romania

(xiii)the delivery to the Purchaser of a share transfer agreement, in Agreed Form, with respect to the transfer of the full legal and beneficial title of the Shares of the Romanian Target Company, duly executed by Midland Electronics Limited; and

(xiv)that a resolution of the sole shareholder of the Romanian Target Company is obtained:

(i)acknowledging the transfer of the Shares in the Romanian Target Company from Midland Electronics Limited to the Purchaser;

(ii)approving the updating of the constitutional documents of the Romanian Target Company in order to reflect the above-mentioned share transfer; and

(iii)approving any other matters that may be necessary in relation to Completion;

(xv)that Midland Electronics Limited signs the shareholders' register of the Romanian Target Company in order to register the transfer of the ownership right over the Shares issued by the Romanian Target Company to the Purchaser;

China

(xvi)the delivery to the Purchaser of:

(A)the China Share Transfer Agreement duly executed by the China Shareholder, which shall stipulate a purchase price for the shares of the China Target Company and provide that all withholding tax that may be imposed on the China Shareholder by the China Tax Authority in connection with the transfer of the shares of the China Target Company shall be the responsibility of the China Shareholder, and the China Shareholder shall be responsible for reporting, filing and paying such withholding tax to the competent China Tax Authority directly and the Purchaser shall have no withholding obligations;

(B)a resolution of the China Shareholder’s approving the transfer of the shares of the China Target Company to the Purchaser, provided that the Purchaser shall provide the

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draft resolution to the Parent for review and signing by the China Shareholder before Completion;

(C)a letter issued by the China Shareholder to remove all the directors and supervisor it appointed to the China Target Company, provided that the Purchaser shall provide the draft letter to the Parent for review and signing by the China Shareholder before Completion;

(D)the MOFCOM Filing forms duly signed by the incumbent legal representative and affixed with the company chop of the China Target Company, for change of the equity ownership, legal representative, directors, supervisor and general manager of the China Target Company, including without limitation, the FIE Change of Filings Form (《外商投资企业变更备案申报表》) and the FIE Change of Filings undertaking Letter (《外商投资企业变更备案申报承诺书》), provided that the Purchaser shall provide all such MOFCOM Filing forms to the Parent for signing and affixing the company chop before Completion;

(E)the AIC Registration forms duly signed by the incumbent legal representative and affixed with the company chop of the China Target Company, for change of the equity ownership, legal representative, directors, supervisor and general manager of the China Target Company, including without limitation, the FIE Change of Registration Form (《外资公司登记（备案）申请书》), the Power of Attorney Form to Filing Agent (《指定代表或共同委托代理人授权委托书》), and the Power of Attorney Form for Service of Legal Documents to Foreign Investor (《外国投资者法律文件送达授权委托书》), provided that the Purchaser shall provide all such AIC Registration forms to the Parent for signing and affixing the company chop before Completion;

(F)all the corporate chops, including, without limitation, the company chop, legal representative chop and financial chop;

(G)the Business Licence (Zhengben and Fuben) and electronic business licence (IC card) in respect of the China Target Company; and

(H)the Certificate of Approval (Zhengben and Fuben) in respect of the China Target Company.

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Part 2

Purchaser’s obligations

At Completion the Purchaser shall:

(a)make a payment to the Parent of an amount equal to the Consideration;

(b)deliver to the Parent:

(i)a share transfer agreement, in Agreed Form, with respect to the transfer of the full legal and beneficial title to the shares of the Romanian Target Company, duly executed by the Purchaser;

(ii)share sale and transfer agreements, each in Agreed Form, with respect to the transfer of: (A) the entire issued share capital of TT Electronics Holdings GmbH; and (B) one share with a nominal value of EUR 618,000.00 (equivalent to six per cent. of the issued share capital) of Midland Electronics Deutschland GmbH, in each case duly executed by the Purchaser in the form of a notarial deed (notarielle Urkunde) before a German notary;

(iii)a counterpart of the China Share Transfer Agreement, duly executed by the Purchaser;

(iv)duly stamped share transfer forms with respect to the transfer of the Shares in TT Electronics Sensing and Control India Private Limited, in each case duly executed by the Purchaser;

(c)execute a share transfer agreement, in Agreed Form, with respect to the transfer of the full legal and beneficial title to the sole share interest (Geschäftsanteil) in AB Mikroelekronik GmbH (relating to the entire issued share capital of EUR 2,000,000), in the form of a notarial deed before an Austrian notary, simultaneously with the action referred to at sub-paragraph (d)(i) of Part 1 of Schedule 8;

(d)sign the shareholders' register of the Romanian Target Company in order to register the transfer of the ownership right over the shares issued by the Romanian Target Company;

(e)deliver to the Parent a copy of the resolutions of the board of directors (or similar governing body) of the Purchaser authorising the execution, delivery and performance of this agreement and each of the other Transaction Documents to which it is or is to be a party;

(f)deliver to the Parent evidence that the person signing this agreement and each of the other Transaction Documents to which the Purchaser Guarantor is or is to be a party is duly authorised by the Purchaser Guarantor to sign such documents;

(g)deliver to the Parent counterparts of the Tax Deed,  Transitional Services Agreement, Reverse Transitional Services Agreement and Trade Mark Assignment,  each duly executed by the Purchaser and/or the Purchaser Guarantor (as applicable);

(h)deliver to the Parent counterparts of the Deeds of Assignment to effect the transfer of each of the Shareholder Loans, in each case duly signed by the Purchaser; and

(i)deliver to the Parent, with respect to each member of the Target Group, any other such documents or instruments as are reasonably required by the Parent to consummate the Transactions.

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Schedule 9

Completion Statement

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Part 1

COMPLETION STATEMENT

1.PREPARATION OF DRAFT COMPLETION STATEMENT

To enable the Net Debt and the Working Capital to be ascertained, as soon as reasonably practicable and by no later than 45 Business Days following Completion, the Parent shall prepare and deliver to the Purchaser's Lawyers a draft completion statement setting out the Net Debt and Working Capital of the Target Group as at the Effective Time (the draft Completion Statement).  The draft Completion Statement shall be prepared in the form and include the items shown in Part 2 of this schedule and in accordance with the following:

(a)the specific polices set out in Part 3 of this schedule;

(b)to the extent not covered by (a)  above, the accounting policies, principles, practices, evaluation rules, categorisations, procedures, techniques, methods and bases actually used by the members of the Target Group in the preparation of the Accounts including in the exercise of accounting discretion and judgment; and

(c)to the extent not covered by (a) or (b) above,  IFRS in force at the Accounts Date.

For the avoidance of doubt, sub-paragraph (a) takes precedence over sub-paragraph (b) and sub-paragraph (c), and sub-paragraph (b) takes precedence over sub-paragraph (c).

2.NOTIFICATION OF DISPUTED ITEMS

Within 30 Business Days of delivery to the Purchaser's Lawyers of the draft Completion Statement, the Purchaser shall give a notice to the Parent of any item or items it wishes to dispute together with the reasons for such dispute and to the extent possible a list of proposed adjustments  (Dispute Notice).  If by the expiry of such period of 30 Business Days, no such notice is given to the Parent or the Purchaser has given notice to the Parent that there are no items it wishes to dispute, the draft Completion Statement shall constitute the final Completion Statement for the purposes of this agreement.

3.RESOLUTION OF DISPUTED ITEMS AND FINALISATION OF THE COMPLETION STATEMENT

If, in accordance with this schedule, notice is given to the Parent as to any item or items in dispute:

(a)the Parent and the Purchaser shall attempt to agree in writing the item or items disputed;

(b)if any such item or items are not agreed in writing within 30 Business Days of the delivery of the Dispute Notice, the item or items in dispute shall be referred to the Independent Accountants; and

(c)the draft Completion Statement adjusted to take account of each item in dispute (of which notice is given in accordance with this schedule) as agreed in writing or as determined by the Independent Accountants (as the case may be), shall constitute the final Completion Statement for the purposes of this agreement.

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4.PROVISION OF INFORMATION

The Parent shall provide the Purchaser with all access to premises, information, assistance (including assistance from employees of the Parent), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which the Purchaser may reasonably require for the purposes of this schedule.  The Purchaser shall, and shall procure that the members of the Target Group shall, provide the Parent with all access to premises, information, assistance (including assistance from employees of the Purchaser and the members of the Target Group) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which the Parent may reasonably require for the purposes of this schedule.

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Part 2

Pro Forma Completion Statement

	Net Debt	Working Capital	Excluded
Goodwill			X
Intangible Assets			X
Property, plant and equipment			X
Net Trade Receivables (including intercompany Trade Debt)		X
Prepayments		X
VAT and other taxes receivable		X
Other operating receivables		X
Interest receivable	X
Other non-operating receivables		X
Other receivables – non current		X
Inventories		X
Intra-Group Receivables	X
Cash and cash equivalents	X
Net trade payables (including intercompany Trade Debt)		X
Shareholder Loans (including royalties and management charges and China IMS Lines)			X
China Intra-Group Payable	X
Goods received not invoiced		X
Accruals		X
Payroll taxes payable		X
VAT and other taxes payable		X
Defined contribution liability – current	X
Other operating payables		X
Other non-operating payables			X
Capital creditor		X
Trading provisions		X
Interest payable	X
Government Grants payable (short term)			X
BTL payable from group	X

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Borrowings – current (external)	X
Net current tax receivable/payable	X
Net derivative instruments		X
Provisions – Sun	X
Provisions – Other (including Spring)			X
Long term operating payables	X
Borrowings – non-current (external)	X
Net deferred tax – Pension and management charges	X
Net deferred tax – other			X

To the extent that there is a contradiction in the pro-forma with the defined terms set out in Schedule 17 (Interpretation) and/or the specific accounting policies set out in Part 3 of this Schedule 9 (the Specific Accounting Policies), the defined terms and the Specific Accounting Policies shall prevail.

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Part 3

Specific policies to be used in preparing the Completion Statement

Specific accounting policies – general principles

1.The Completion Statement shall be prepared by reference to the aggregate of the general ledgers of the members of the Target Group drawn up as at the Effective Time and in accordance with those specific procedures that would normally be adopted at a financial year-end, which include but are not limited to a detailed analysis of prepayments and accruals and appropriate cut-off procedures. A full reconciliation shall be performed of intragroup amounts between members of the Target Group and any unreconciled intragroup balances shall be written off.

2.The Completion Statement shall only take into account information and events after the Effective Time that provide further evidence of conditions that existed at the Effective Time up until the time the Parent delivers the draft Completion Statement to the Purchaser (the Cut-Off Time).

3.No item shall be included in the Completion Statement more than once and no item shall be excluded from the Completion Statement solely on the grounds of immateriality.

4.The Completion Statement shall be prepared on the basis that the Target Group is a going concern and, except as required elsewhere in this Part 3 of Schedule 9, shall exclude any effects of the change of control or any change in management strategy, direction or priority which results from the change of ownership.

5.No assets classified as current assets in the Accounts shall be reclassified as intangible or non-current or fixed assets in the Completion Statement, except as required elsewhere in this Schedule 9.

6.The Completion Statement shall be expressed in GBP. Amounts in currencies other than GBP shall be translated into GBP at the TT Group 2017 budget FX rates.

Specific accounting policies – specific principles

7.The Completion Statement shall include amounts for trade receivables (including applicable Tax) in respect of amounts invoiced to customers for all goods or services supplied, shipped or dispatched to customers on or before the Effective Time that remain unpaid at the Effective Time. To the extent that customers have not been invoiced on or before the Effective Time in respect of goods or services supplied, shipped or dispatched to customers on or before the Effective Time, an amount of accrued income and matching receivable shall be included in the Completion Statement in respect of the sales value of such goods or services to be invoiced by the Target Group after the Effective Time.

(a)To the extent that cash has not been received by the Cut-Off Time in respect of trade receivables, subject to sub-paragraphs (b), (c) and (d) below, provisions for unrecoverable debts shall be booked in the Completion Statement using the same provisioning policies and management judgements that were used in the preparation of the Accounts. No general or other provisions against trade receivables shall be applied.

(b)No provisions shall be made against intercompany Trade Debts.

(c)A provision of 100% shall be made against any balance outstanding with a customer who has entered into insolvency proceedings as at the Effective Time except to the extent cash is received prior to the Cut-Off Time.

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(d)A provision for credit notes issued after the Effective Time in respect of invoices issued prior to the Effective Time shall be included only to the extent that they relate to revenue recognised prior to the Effective Time and to the extent a replacement invoice is not to be issued. Where such a credit note provision is made, the related stock will also be recognised in inventory, regardless of whether the inventory was included in the Hyperion system at the Effective Time and subject to the requirements of paragraph 10 of this Part 3 of Schedule 9.

8.Prepayments shall be included in the Completion Statement as at the Effective Time in respect of amounts paid or payable prior to the Effective Time in respect of goods and services received or receivable by the Target Group after the Effective Time, including for the avoidance of doubt: maintenance prepayments, facilities prepayments, third party contract costs and third party software costs, advertising prepayments, prepayments of software licences and insurance.

9.Inventory shall be valued in the Completion Statement at cost (which, for the avoidance of doubt, shall: (i) include any manufacturing or production overheads; and (ii) be calculated on a basis consistent with that used in the preparation of the Accounts) and will be based on the volumes of inventory recorded in the entity’s ERP system and as reported in the Hyperion financial reporting system as at the Effective Time (and reflecting the results of the most recent stock counts), less provisions which shall be calculated as follows:

(a)a 100% provision for obsolete inventory shall be included against those part numbers (inventory line items) which have had no usage for over two years immediately prior to the Effective Time. No other provisions for obsolescence shall be included in the Completion Statement; and

(b)in respect of inventory for which no provision for obsolescence is included in the Completion Statement in line with sub-paragraph (a) above, a provision for slow moving inventory shall be calculated as follows:

(i)no provision shall be applied against the quantity of inventory held at the Effective Time that equals the quantity of the same inventory line item used or sold in the twelve month period ending on the Effective Time; and

(ii)if additional quantities of inventory remain after considering sub-paragraph 9(b)(i) above, a provision of 50% shall be applied against quantities of inventory held at the Effective Time, that equal the quantity of the same inventory line item used or sold in the twelve month period ending on the Effective Time; and

(iii)if additional quantities of inventory remain after considering sub-paragraphs 9(b)(i) and (ii) above, a provision of 100% shall be applied.

No other provisions or write-downs shall be booked in the Completion Statement in respect of inventory.

10.No accruals shall be included in the Completion Statement for any goods or items which have not been invoiced (or matched to a supplier invoice) and which are more than 12 months old at the Effective Time.

11.In respect of bonuses:

(a)an accrual shall be included in the Completion Statement with respect to annual staff and management bonuses for the year ending 31 December 2017 on a pro-rata basis and only to the extent that the relevant metrics have been met or exceeded at the Effective Time such that, were the Effective Time to be a year end, a bonus would become payable. The maximum

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liability that can be booked in the Completion Statement in respect of bonuses cannot exceed the pro-rata amount of the FY 2016 annual staff and management bonus. By way of illustration, if the Completion Date is 30 September 2017, the maximum bonus liability that can be included in the Completion Statement must not exceed 9/12 of the total FY 2016 staff and management bonus; and

(b)an accrual shall be included in the Completion Statement for commissions payable up to the Effective Time,

in each case only to the extent that the amounts remain unpaid at the Effective Time.

12.The Completion Statement shall include a liability of the fixed amount of £3,028,000 in respect of pension arrangements and other post-retirement benefits. No other amount shall be included in the Completion Statement in respect of pensions or other post-retirement obligations.

13.In respect of Tax, the Completion Statement shall include:

(a)all current Tax assets and all current Tax liabilities which in each case shall be calculated on the basis that the Effective Time is the end of a tax reporting period and otherwise in accordance with paragraph 1(b) of Part 1 of this Schedule 9;

(b)£271,000 of deferred tax assets in respect of the pension arrangements and other post-retirement benefits;

(c)£507,000 of deferred tax assets in respect of the unutilised management charges; and

(d)no amount of Tax assets or Tax liabilities arising as a result of the Parent procuring the reduction of the Shareholder Loan Amount in order to satisfy the Condition set out in clause 3.1(g) .

No other amount shall be included in respect of deferred tax assets or deferred tax liabilities.

14.In respect of the China IMS Lines:

(a)no liability shall be included in the Completion Statement in respect of amounts owed by the Target Group for the China IMS Lines; and

(b)to the extent that liabilities in respect of the China IMS Lines are settled by the Target Group in cash (or netted off against receivable balances) prior to Completion, an asset shall be included in the Completion Statement equal to the amount paid or netted by the Target Group.

Other provisions

15.Provisions for product warranty costs shall be included in the Completion Statement and shall be calculated using the same management judgements that were used in the preparation of the Accounts. There shall be no increase in warranty provisions from those recorded at 31 December 2016 except where there has been a change in facts or circumstances (excluding the passage of time and changes in management judgement). No new or other provisions or write-downs shall be booked in the Completion Statement in respect of warranty costs. Notwithstanding anything to the contrary in this Part 3 of Schedule 9,  no provision or liability shall be included in the Completion Statement in respect of any the future claim associated with the matter referred to at document 7.1.6.6 of the Data Room.

16.No provisions or liabilities shall be included in the Completion Statement in respect of dilapidations costs or any building repairs or maintenance associated with repairing a leased building prior to exiting

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the lease, regardless of whether notice to exit the lease has been given on the property at the Effective Time.

17.No provision shall be included in the Completion Statement in respect of redundancy and restructuring costs.

18.No provision or liability shall be included in the Completion Statement relating to government grants received by the Target Group prior to the Effective Time.

19.No provisions or liabilities for either: (a) onerous contracts; or (b) losses on long term tooling contracts shall be recorded in the Completion Statement.

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Schedule 10

Independent Accountants

1.If and whenever any item in dispute relating to the ascertainment of the Net Debt or Working Capital falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to such independent firm of chartered accountants:

(a)as the Parent and the Purchaser may agree in writing within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Parent and the Purchaser to reach agreement over the relevant item in dispute; or

(b)failing such agreement, as shall be nominated for this purpose on the application of the Parent or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

2.The Parent and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants.  The Parent and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement.  The Parent and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

3.The Independent Accountants shall act on the following basis:

(a)the Independent Accountants shall act as experts and not as arbitrators;

(b)the item or items in dispute shall be notified to the Independent Accountants in writing by the Parent and/or the Purchaser within 10 Business Days of the Independent Accountants' appointment, and the Independent Accountants shall be instructed to use reasonable endeavours to issue a written determination of all items in dispute within 30 days thereafter;

(c)the Independent Accountants shall make their determinations based solely on presentations by the Parent and the Purchaser which are in accordance with the policies and procedures set out in Schedule 9 and on the applicable definitions and clauses of this agreement relating to Working Capital and Net Debt;

(d)in calculating any item in dispute, the Independent Accountants’ calculations shall be no greater than the higher amount calculated by the Parent or the Purchaser with respect to any item, and no less than the lower amount calculated by the Parent or the Purchaser with respect to any item, as the case may be;

(e)the Parent and the Purchaser shall each provide, and the Purchaser shall procure that the members of the Target Group shall provide, the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the members of the Target Group;

(f)the determination of the Independent Accountants shall (in the absence of fraud or manifest error) be final and binding on the parties; and

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(g)the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Parent on the one hand and the Purchaser on the other hand.

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Schedule 11

Protective Covenants

1.INTERPRETATION

For the purposes of this schedule:

(a)Acquired Entity means, in relation to any company or business of which control is acquired by any member of the Retained Group on or after the date of this agreement, that company or business (whether or not a legal entity) and, if more than one company or business is so acquired as part of a single transaction, references to the Acquired Entity are to all those companies or businesses, taken as a whole;

(b)Parent Restricted Parties means all members of the Retained Group (including, without limitation, the Parent) and their respective Affiliates, collectively;

(c)Purchaser Restricted Parties means all members of the AVX Group, the Target Group and their respective Affiliates, collectively;

(d)a  Restricted Activity means any business operating in any territory or jurisdiction in the world in which any member of the Target Group is operating at Completion which is the same as or competitive with any of the businesses carried on by a member of the Target Group at Completion;

(e)a  Restricted Customer means any customer, distributor, licensee or other person to whom any member of the Target Group provided products or services at any time during the 12 month period prior to the Completion Date;

(f)a  Restricted Supplier means any supplier, vendor, manufacturer or licensor who provided products or services to any member of the Target Group during the 12 month period prior to the Completion Date;

(g)Retained Group Senior Employee means Stewart Partridge, Achim Kreuser, Rohit Jain and Ian Buckley;

(h)Restricted Period means the two year period after the Completion Date;

(i)Restricted Products means any goods of the same or a similar type to those being manufactured or dealt in or any services that are the same or similar to those being provided by any member of the Target Group during the 12 month period prior to the Completion Date;

(j)the phrase be concerned in any business means having an ownership, economic or other interest in, or participating in the management or control of, whether directly or indirectly as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender, or similar capacity, in any business; and

(k)references to a member of the Target Group or a member of the Retained Group include its successors in business.

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2.RESTRICTED ACTIVITIES

2.1The Parent covenants with the Purchaser and each member of the Target Group that it shall not, and shall procure that all other Parent Restricted Parties shall not, in each case at any time during the Restricted Period, either directly or indirectly:

(a)be concerned in any business which carries on a Restricted Activity; or

(b)(A) except on behalf of a member of the Target Group, canvass or solicit orders for any Restricted Products from any Restricted Customer; or (B) request, advise, induce or encourage any Restricted Customer or Restricted Supplier to withdraw, curtail, cancel or forgo any business or relations with any member of the Target Group; or

(c)induce or attempt to induce or encourage any person who is at Completion a Senior Employee to leave the employment of the relevant member of the Target Group, or solicit for hire or retention any such Senior Employee.

2.2The Parent covenants with the Purchaser and each member of the Target Group that during the Restricted Period it shall not, and shall use reasonable endeavours to procure that the directors and officers of the Parent shall not, make any disparaging statements or communications about any member of the Target Group or its owners, management, business, products or services.

2.3The Purchaser covenants with the Parent and each member of the Retained Group that it shall not, and the Purchaser shall procure that all other Purchaser Restricted Parties shall not, in each case at any time during the Restricted Period, induce or encourage any Retained Group Senior Employee to leave the employment of the relevant member of the Retained Group, or solicit for hire or retention any such person.

3.PERMITTED ACTIVITIES

Nothing in this schedule shall prevent any member of the Parent Restricted Parties from:

(a)collectively holding securities in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company;

(b)conducting the business of, or acquiring a business which is engaged in the business of, the manufacture, sale, promotion, distribution or servicing of:

(i)Electronic Power Steering torque and position sensors in the passenger car, truck or off road transportation markets;

(ii)optical sensors in the transportation, industrial, medical or aerospace and defence markets;

(iii)potentiometers and trimmers in the automotive, industrial, medical or aerospace and defence markets;

(iv)sensors for pressure and temperature applications in industrial markets;

(v)magnetic inductors and chokes in the transportation, industrial, medical or aerospace and defence markets; and

(vi)resistors in the transportation, industrial, medical or aerospace and defence markets;

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(c)carrying on the business or range of business carried on by any member of the Retained Group at Completion (for the avoidance of doubt, including, but not limited to the items set out at paragraphs 3(b)(i) to 3(b)(vi) above); or

(d)without prejudice to sub-paragraph 3(b) above, being concerned in any business which:

(i)carries on a Restricted Activity; and/or

(ii)canvasses or solicits orders for Restricted Products from any Restricted Customer,

as a result of acquiring an Acquired Entity which carries on a Restricted Activity, or canvasses or solicits orders for Restricted Products from Restricted Customers, if that Restricted Activity, and/or such canvassing or soliciting of orders for Restricted Products, does not, in the aggregate, account for more 20 per cent. in gross annual revenue of the Acquired Entity at the time of the relevant acquisition.

4.PERMITTED ADVERTISING

Nothing in this schedule shall prevent:

(a)any member of the Retained Group or the Purchaser Group from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any member of the Retained Group or the Purchaser Group; or

(b)any Acquired Entity from canvassing or soliciting orders in the ordinary course of its business from persons who were, at the time of such acquisition, or were at any time within the six months before such acquisition, customers of the Acquired Entity for Restricted Products.

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Schedule 12

Intellectual Property

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Part 1

transferred AB Trade Marks

Trade Mark Number	Mark	Class	Jurisdiction	Registered Owner
UK00001342921		09	UK	AB Electronic Components Limited
UK00001342922		12	UK	AB Electronic Components Limited
UK00001348301		42	UK	AB Electronic Components Limited
1974434		09	US	AB Electronic Components Limited

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Part 2

AB Trade Marks owned by the Target group

Trade Mark Number	Mark	Class	Jurisdiction	Registered Owner
9622002	AB ELEKTRONIC	09, 12, 42	EU	AB Elektronik GmbH
9621996	AB Logo	09, 12, 42	EU	AB Elektronik GmbH
8996086	AB ELEKTRONIC	09	China	AB Elektronik GmbH
8996085	AB Logo	09	China	AB Elektronik GmbH
2074186	AB ELEKTRONIC	09, 12, 42	India	AB Elektronik GmbH
2074187	AB Logo	09, 12, 42	India	AB Elektronik GmbH

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Part 3

AB LOGO

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Part 4

TT Logo

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Schedule 13

Shareholder Loans

	(A) Borrower	(B) Lender	(C) Amount outstanding as at the date of this agreement (EUR)
1.	TT Electronics Holdings GmbH	AB Electronic Products Group Limited	77,950,000
2.	TT Electronics Holdings GmbH	TTG Investments Limited	28,100,000
3.	Midland Electronics Deutschland GmbH	TTG Investments Limited	24,500,000
4.	TT Electronics Sensing and Control SRL	TTG Investments Limited	12,000,000

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Schedule 14

Form of Deed of Assignment

THIS DEED is made on

BETWEEN

(1)[Lender] (the Assignor);

(2)[Borrower] (the Borrower); and

(3)AVX Limited (the Assignee).

WHEREAS

(A)The Assignor and the Borrower entered into a shareholder loan pursuant to which the Assignor made a loan of £ to the Borrower (the Shareholder Loan).

(B)The Assignee has entered into a sale and purchase agreement with TT Electronics plc to purchase the Transportation, Sensing and Control business of TT Electronics plc (the SPA).  Pursuant to the SPA, the benefit of the Shareholder Loan will be transferred to the Purchaser.

(C)The benefit of the Shareholder Loan is vested in the Assignor.

(D)The Assignor wishes to assign the benefit of the Shareholder Loan to the Assignee.

(E)The Borrower has consented to the assignment of the benefit of the Shareholder Loan to the Assignee.

THIS DEED WITNESSES as follows:

1.Assignment

1.1The provisions of this deed shall have effect on and from Completion (as defined in the SPA).

1.2The Assignor, as legal and beneficial owner, assigns absolutely to the Assignee all the rights, powers, interests and benefits under the Shareholder Loan which would, but for this deed, subsist in favour of or be exercisable by the Assignor on and after Completion.

1.3The Assignor covenants with the Assignee that:

(a)it has the right to assign and dispose of the rights, powers, interests and benefits referred to in clause 1.2 to the Assignee on the terms set out in this deed; and

(b)the rights, powers, interests and benefits referred to in clause 1.2 are, and are assigned under this deed, free from any security interest, lien, charge, equity, encumbrance or other right exercisable by any third party.

2.Notice of assignment

The parties to this deed acknowledge that this deed constitutes notice to the Borrower of the assignment of the Shareholder Loan to the Assignee pursuant to this deed with effect from Completion, and the Borrower hereby acknowledges that it has been so notified and that, in future, it will deal solely with the Assignee in relation to the Shareholder Loan, and will mark all invoices and correspondence with respect to the Shareholder Loan for the attention of the Assignee.

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3.General

3.1This deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed, and any party (including any authorised representative of a party) may enter into this deed by executing a counterpart.

3.2A person who is not a party to this deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

3.3Each party shall, at its own expense, at all times from Completion do and procure the doing of all things as may be required to give full effect to this deed, including, without limitation, the execution of all deeds and documents.

3.4This deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.    The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this deed (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this deed) and the parties submit to the exclusive jurisdiction of the English courts.

3.5[] irrevocably appoints [[name of process agent] of [address]] as its agent in England for service of process.]

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

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Schedule 15

China IMS Lines

Site	Selling Entity	Purchasing Entity	Lines
Suzhou, China	TT Electronics Integrated Manufacturing Services Co Ltd (Suzhou)	AB Electronic Sensors (Suzhou) Co Ltd

•Line 5 / SMT-Line 5 Siemens incl. Feeders

•Ebsomat (Cutting & Bending Tool for Hall-Sensor)

•Solderwave for slective soldering (or ERSA)

•Cleaning Kolb TBC

•Contaminometer Aqueous Zero Ion G3-18 TBC

•ICT JET Technologies (Opel Astra & Insignia)

•FCT for Opel Astra and Insignia

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Schedule 16

Information Regarding the India Target Company Shareholders

1.With respect to TT Singapore:

(a)it is a resident for the purposes of tax in Singapore under the India-Singapore Tax Treaty and possesses a TRC which is valid until 31 March, 2018 (inclusive) and, to the extent not stated in the TRC, it has maintained Form 10F which contains all the particulars as prescribed by the relevant authorities;

(b)it is eligible to benefit under the India-Singapore Tax Treaty and, in particular, satisfies the conditions set out in Article 3 of the Protocol thereto, dealing with conditions relating to limitation of benefits under the India-Singapore Tax Treaty;

(c)it acquired the TT Singapore Shares prior to 1 April 2017;

(d)it does not have its “place of effective management”, as that term is defined under section 6 of the Income-tax Act, 1961, in India;

(e)it holds, and has always held the TT Singapore Shares on “investment account” and not on “trading account” or as stock in trade;

(f)it does not have a “permanent establishment” in India as that term is defined under the India-Singapore Tax Treaty and has not received any written communication from a Tax Authority alleging that it should be classified as having such a permanent establishment in India;

(g)it has been issued a permanent account number by the relevant governmental authority in accordance with the provisions of the Income-tax Act, 1961 which is validly subsisting as of the date of this agreement; and

(h)has been the legal and beneficial owner of the TT Singapore Shares since the time of its acquisition of the TT Singapore Shares.

2.With respect to Midland UK:

(a)it is resident for the purposes of United Kingdom tax in the United Kingdom;

(b)it does not have its place of “effective management”, as that term is defined under section 6 of the Income-tax Act, 1961, in India;

(c)it holds, and has always held, the Midland UK Shares on “investment account” and not on “trading account” or as stock in trade;

(d)it does not have a “business connection” in India as that term is defined under section 9(1)(i) of the Income-tax Act, 1961 and has not received any written communication from a Tax Authority alleging that it should be treated as having a such a business connection in India;

(e)it has been issued a permanent account number by the relevant governmental authority in accordance with the provisions of the Income-tax Act, 1961 which is validly subsisting as of the date of this agreement; and

(f)it has been the legal and beneficial owner of the Midland UK Shares since the time of its acquisition of the Midland UK Shares.

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Schedule 17

Interpretation

1.In this agreement:

AB Brand means all rights, title and interest in the word “AB” and in the AB Logo as may be held from time to time by any member of the Purchaser Group or Target Group, including: (i) those trade marks listed in Part 2 of Schedule 12; and (ii) the Transferred AB Trade Marks;

AB Logo means the logo set out in Part 3 of Schedule 12;

AB Mikroelekronik GmbH means A.B. Mikroelektronik Gesellschaft mit beschränkter Haftung, a limited liability company under Austrian law, having its seat in Salzburg, Austria, and its business address at Josef-Brandstätter-Straße 2, A-5020 Salzburg, Austria, registered with the Austrian commercial register under FN 66011a;

Accounts means the unaudited consolidated balance sheet as at the Accounts Date and unaudited consolidated profit and loss account for the year ended on that date of the members of the Target Group;

Accounts Date means 31 December 2016;

Actual China Intra-Group Payable has the meaning given in clause 9.3;

Actual Intra-Group Receivables has the meaning given in clause 9.6;

Actual Net Debt means the actual amount of Net Debt at the Effective Time, as calculated in accordance with Schedule 9 set out in the Completion Statement;

Actual Working Capital means the actual amount of Working Capital at the Effective Time, as calculated in accordance with Schedule 9 set out in the Completion Statement;

Affiliate of a person means any other person that directly or indirectly Controls, is Controlled by, or is under common Control with, such person;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Parent and the Purchaser with such changes as the Parent and the Purchaser may agree in writing before Completion;

AIC means the State Administration for Industry and Commerce in the PRC or its local delegate, as appropriate;

AIC Registration has the meaning given in clause 10.4(b);

Approved Pension Scheme means the assets and liabilities associated with the defined benefit pension schemes in Austria and Germany;

AVX Group means the Purchaser Guarantor and its subsidiary undertakings (other than the members of the Target Group, except that, for the purposes of clause 3.5, members of the Target Group shall be included within the AVX Group);

Borrowers means those persons listed in column (A) of the table set out in Schedule 13, and Borrower means any of them;

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Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business (provided that, for the purposes of clause 6.1, 29 September 2017 shall not be deemed to be a Business Day);

China IMS Lines means the manufacturing lines located at the Parent’s site in Suzhou, China, which are further described at Schedule 15 and which, as at the date of this agreement, are operated by the Parent’s Integrated Manufacturing Services division;

China Intra-Group Payable means the aggregate amount of financial indebtedness (including interest accrued thereon) owing by the China Target Company to TT Electronics Integrated Manufacturing Services (Suzhou) Co., Ltd. in connection with the cash pooling arrangement between the China Shareholder, TT Electronics Integrated Manufacturing Services (Suzhou) Co., Ltd., AB Electronics (Suzhou) Co. Ltd and HSBC Bank (China) Company Limited;

China Leased Properties has the meaning given in Part 2 of Schedule 4;

China Shareholder means TT Asia Holdings Limited;

China Share Transfer Agreement means the agreement to effect the transfer of the Shares in the China Target Company from the China Shareholder to the Purchaser, in the Agreed Form.  In the event of any inconsistency between this agreement and the China Share Transfer Agreement, this agreement shall prevail;

China Target Company means AB Elektronik Sensors (Suzhou) Co Ltd;

Circular 698 means Guo Shui Han [2009] No. 698 – the Circular on Strengthening the Administration on Collection of Enterprise Income Tax on Income From Equity Transfers by Non-residents, issued by the State Administration of Taxation on 10 December 2009 and its implementation regulations, as re-enacted, amended or replaced from time to time;

Commission has the meaning given in clause 3.1(c)(ii);

Commitment has the meaning given in clause 3.5(e);

Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Date means the date on which Completion actually occurs in accordance with this agreement;

Completion Statement means the statement of Net Debt and Working Capital to be prepared in accordance with, and in the form set out in, Schedule 9;

Conditions means the conditions precedent to the sale and purchase of the Shares set out in clause 3.1;

Consideration means the consideration for the sale of the Shares and the transfer of the Shareholder Loans set out in clause 7;

Control means, in relation to any person (being the Controlled Person), that person being:

(a)entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent. of the voting power at any general meeting of the shareholders, members or partners or other equity holders in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

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(b)entitled to appoint or remove or control the appointment or removal of:

(i)directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent. of the voting power at meetings of that board or governing body in respect of all or substantially all matters; and/or

(ii)any managing member of such Controlled Person; or

(c)in the case of a limited partnership its general partner; or

(d)entitled to exercise a dominant influence over the Controlled Person (otherwise than solely as a fiduciary) by virtue of the provisions contained in its constitutional documents or, in the case of a trust, trust deed or pursuant to an agreement with other shareholders, partners or members of the Controlled Person;

Cut-Off Time has the meaning given in paragraph 2 of Part 3 of Schedule 9;

Damages Payment has the meaning given in paragraph 9(a) of Schedule 6;

Data Room means the information and documents contained in the electronic data room entitled ‘Project Peregrine 2016’ and hosted by Merrill Corporation (including the Q&A section of that electronic data room) as contained on the DVD initialled by or on behalf of the Parent and the Purchaser, the contents of which are detailed in the index in the Agreed Form;

Deed of Assignment means a deed of assignment in the form set out in Schedule 14;

Directors’ Recommendation means a unanimous and unqualified recommendation from the directors of the Parent to its shareholders to vote in favour of the resolution to be proposed at the General Meeting;

Disclosure Letter means the letter of the same date as this agreement from the Parent to the Purchaser together with any documents attached or annexed to it or otherwise incorporated in it;

Dispute Notice has the meaning given in paragraph 2 of Part 1 of Schedule 9;

Domain Names means the domain names listed in document 5.17.17 of the Data Room;

Domination and Profit and Loss Pooling Agreement means the domination and profit and loss pooling agreement dated 16 June 2005, as amended by the amendment agreement dated 27 January 2015, between TT Electronics GmbH and TT Electronics Holdings GmbH;

draft Completion Statement has the meaning given in paragraph 1 of Part 1 of Schedule 9;

Effective Time means immediately prior to Completion on the Completion Date;

Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;

Emergency Situation means a situation which: (i) is an emergency or disaster; and (ii) has or could reasonably be expected to have a material adverse effect on the Target Group;

Employee Benefit Plan means any written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits to Employees, including, without limitation, insurance coverage,

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severance benefits, disability benefits, fringe benefits, profit sharing, deferred compensation, bonuses, share options, share purchase, phantom shares, share appreciation or other forms of incentive compensation, but excluding the Schemes;

Employees means those individuals employed by the Target Group, including, for the avoidance of doubt, the Senior Employees and, from the date that they are transferred to a member of the Target Group, the Internal Transfer Employees (as defined in Schedule 7) and excluding the External Transfer Employees (as defined in Schedule 7);

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Enforceability Exceptions means: (i) limitations resulting from the Laws of liquidation, administration, moratorium or other Laws generally affecting the enforcement of creditors’ rights; and (ii) principles of Law, statute and equity of general application;

Estimated Intra-Group Receivables has the meaning given in clause 9.5;

Estimated Net Debt means the Parent’s estimate of the Net Debt at the Effective Time, as estimated in good faith by the Parent in accordance with the definition of Net Debt and the “Net Debt” column of Part 2 of Schedule 9;

Estimated Working Capital means the Parent’s estimate of the Working Capital at the Effective Time, as estimated in good faith by the Parent in accordance with the definition of Working Capital and the “Working Capital” column of Part 2 of Schedule 9;

Excess Recovery has the meaning given in paragraph 9(d) of Schedule 6;

Fair Disclosure or Fairly Disclosed means fairly disclosed by the Parent in either: (i) the Disclosure Letter; or (ii) the Data Room as of 9:00pm (UK time) on 17 July 2017, in each case with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed;

Final Withholding Statement has the meaning given in clause 5.7;

Freehold Properties means those Properties shortly described in Part 1 of Schedule 4 and Freehold Property means any of them;

Fundamental Warranties means the warranties in paragraphs 1.1,  1.2, 1.3, 1.4, 1.5, 1.6(a),  1.8,  1.9, 1.13(c) and 1.22 of Schedule 5, and Fundamental Warranty means any of them;

Fundamental Warranty Claim means a claim by the Purchaser the basis of which is that a Fundamental Warranty is, or is alleged to be, untrue or inaccurate;

General Meeting has the meaning given in clause 3.1(a);

Governmental Entity means any governmental or regulatory body or any national securities exchange or automated quotation service, in each case of competent jurisdiction with respect to the relevant party to this agreement;

HSBC Facility means the £150,000,000 revolving credit facility dated 13 May 2016 between, amongst others, the Parent and HSBC Bank plc as agent;

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Hungarian Notification means, where required by applicable Law, the notification made to the Hungarian Competition Authority;

IFRS means the body of pronouncements issued by the International Accounting Standards Board, including International Financial Reporting Standards and interpretations approved by the International Accounting Standards Board, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;

Indemnified Persons has the meaning given in clause 10.1;

Independent Accountants means such firm of chartered accountants of international repute that is independent to the parties and appointed under Schedule 10;

India-Singapore Tax Treaty means the agreement for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income entered into between the Government of the Republic of India and the Government of the Republic of Singapore on 27 May 1994 and notified by the Government of India on 8 August 1994, together with the protocol thereto, as may be amended from time to time;

India Target Company means TT Electronics Sensing & Control India Private Ltd.;

Intellectual Property Rights means: (i) copyright, patents, database rights and rights in trade marks, designs, know-how, trade secrets and confidential information (whether registered or unregistered); (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights; and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

Intra-Group Receivables means the aggregate amount of financial indebtedness (other than Trade Debts) owing by members of the Retained Group to members of the Target Group as at the Effective Time;

Law means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Regulatory Authority, each as may be amended from time to time;

Leasehold Properties means those Properties shortly described in Part 2 of Schedule 4 and Leasehold Property means any of them;

Lenders means those persons listed in column (B) of the table set out in Schedule 13, and Lender means any of them;

Listing Rules means the listing rules made by the UK Financial Conduct Authority under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;

Litigation Conditions means the occurrence of all of the following with respect to a Third Party Claim (provided that limb (i) is not required to be satisfied with respect to a Third Party Claim in connection with the Warranties set out in paragraph 1.26 of Schedule 5): (i) the Third Party Claim is not prejudicial to the interests of the Purchaser Group or its Affiliates (excluding, for these purposes, the members of the Target Group); (ii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iii) the Third Party Claim does not include criminal or fraudulent charges made against the Purchaser

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or any member of the Target Group; and (iv) the defence of the Third Party Claim will not create a conflict of interest, including any risk associated with disclosure or waiver of legal privilege;

Long Stop Date means 30 June 2018;

Material Adverse Effect means any fact, matter, event, circumstance, condition, effect or change that has had a materially adverse effect on the Target Group taken as a whole (other than on a short term, cyclical or temporary basis), except to the extent arising out of, resulting from or attributable to: (a) any change in the general economic, political, legislative or regulatory conditions in any relevant markets of the Target Group; (b) any change in financial, banking or capital markets in general in any country, including changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions; (c) changes in conditions generally affecting the industries in which any member of the Target Group operates; (d) any change in applicable Laws or accounting standards, practices or principles (or interpretations thereof); (e) matters Fairly Disclosed; (f) the announcement or consummation of the Transactions or any actions taken by any parties pursuant to the Transaction Documents; and (g) any “act of God”, including the effect of any political conditions, natural disaster, war, act of terrorism, civil unrest, strike, industrial unrest or similar event;

Merger Control Clearances means the merger control clearances (or the expiration of applicable waiting periods under applicable Law with respect thereto) set out in clause 3.1(c);

Merger Regulation has the meaning given in clause 3.1(c)(ii);

Mexico Target Company means AB Electronic Manufacturing Mexico SA de CV;

Migration Plan has the meaning given at clause 12.1;

Midland UK means Midland Electronics Limited;

Midland UK Shares means the Shares in the Target India Company to be sold by Midland UK pursuant to this agreement (as set out in Schedule 1);

MOFCOM means the Ministry of Commerce of the PRC or its local delegate, as appropriate;

MOFCOM Filing has the meaning given in clause 10.4(a);

Net Debt means the aggregate amount of cash and indebtedness of the Target Group as at the Effective Time being: (a) overdrafts and loans from banks or third party financial institutions (including in each case accrued interest and early settlement penalties thereon and including any break fees which would be incurred were such facilities to be terminated at Completion); plus (b) Tax assets and liabilities; plus (c) the Approved Pension Scheme deficit (but excluding any other liabilities in respect of pensions); plus (d) the China Intra-Group Payable; less (e) Intra-Group Receivables; less (f) cash at bank and in hand including accrued interest receivable and cash equivalents; in each case, excluding the Shareholder Loans and Actual Working Capital and calculated in accordance with the accounting policies set out in Part 3 of Schedule 9;

Order means any final and non-appealable award, injunction, judgment, order, decree, ruling, subpoena, writ or verdict entered, issued, made or rendered by any court, administrative agency or other Regulatory Authority, and of which the Parent or any Seller on the one hand, or the Purchaser or the Purchaser Guarantor on the other hand, as applicable, is subject;

Parent Accounts means the audited consolidated balance sheet of the Parent as at 31 December 2016 and audited consolidated profit and loss account of the Parent for the year ended on that date;

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Parent's Circular means the circular to be despatched by the Parent to its shareholders in connection with the Transactions;

Parent's Lawyers means Allen & Overy LLP of One Bishops Square, London E1 6AD;

Personal Information means all information, recorded or not, about an identifiable living individual (not including the business address and phone number of any individual) or as otherwise defined in applicable Laws;

PRC means the People’s Republic of China;

Privacy Laws means all Laws applicable to any member of the Target Group that govern the processing and disclosure of Personal Information;

Proceeding means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, in law or at equity), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Regulatory Authority or any arbitrator or arbitration panel;

Properties means the Freehold Properties and the Leasehold Properties and Property means any of them;

Provider has the meaning given in paragraph 7.3 of Schedule 6;

Purchaser Group means the Purchaser, its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of their respective parent undertakings (other than the members of the Target Group);

Purchaser Representative means each of Mike Hufnagel; Martin Mcguigan; Evan Slavitt; Karen Smith and Keith Thomas;

Purchaser’s  Lawyers means Womble Carlyle Sandridge & Rice LLP of 550 South Main Street, Greenville, South Carolina 29601, United States;

Recipient has the meaning given in paragraph 7.3 of Schedule 6;

Regulatory Authority means any governmental or regulatory body, any court, tribunal or arbitral body with competent jurisdiction or any national securities exchange or automated quotation service (whether in the United Kingdom, Germany, Austria, Romania, Mexico, India, China or otherwise);

Relevant Date means, in relation to a member of the Target Group, the most recent of: (i) the date which is three years  before the date of execution of this agreement; (ii) the date of incorporation of that member of the Target Group; and (iii) the date that member of the Target Group became a subsidiary of the Parent;

Retained AB Companies has the meaning given in clause 11.3;

Retained Brand means the words “TT” and “TT Electronics” and the TT Logo;

Retained Field of Use means the manufacture, sale, promotion and distribution of electronic connectors, interconnection systems and resistors;

Retained Group means the Parent and all its subsidiary undertakings (other than the members of the Target Group) taken as a whole, and member of the Retained Group means any of them;

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Retained Group Performance Bonds has the meaning given in clause 9.14;

Reverse Transitional Services Agreement means the agreement pursuant to which the Purchaser will procure the provision of transitional services to the Retained Group, in the Agreed Form;

Romanian Shareholder’s Resolution has the meaning given in clause 3.1(b);

Romanian Target Company means TT Electronics Sensing & Control SRL, a company incorporated under the laws of Romania with registered number J35/2239/2011;

Scheme means each pension scheme disclosed in the Data Room;

Sellers means all the companies listed in column (1) of Schedule 1, and Seller means any of them;

Senior Employee means any of Amrei Drechsler, Lars Warnecke, Thomas Rinschede, Stefan Rühl, Hermann Hauser or Michael Dewes;

Shareholder Loan Amount means the actual amount owing in aggregate from the Borrowers to the Lenders under the terms of the Shareholder Loans as at the Effective Time (including all principal amounts outstanding and all interest accrued thereon and all accrued but unpaid royalties and management fees owed to the Parent by AB Mikroelektronik GmbH);

Shareholder Loans means the intra-group loan agreements set out in Schedule 13 between members of the Retained Group (as Lenders) and members of the Target Group (as Borrowers) and all accrued but unpaid royalties and management fees owed to the Parent by AB Mikroelektronik GmbH;

Shares means all the issued shares in the capital of the Target Companies, as set out in Schedule 2;

Specific Accounting Policies has the meaning given in Part 2 of Schedule 9;

subsidiary means a subsidiary for the purposes of the Companies Act 2006;

subsidiary undertaking and parent undertaking have the meanings given in section 1162 of the Companies Act 2006;

Surviving Provisions means clauses 1,  19 to 28 (inclusive) and this Schedule 17;

Target Companies means all the companies mentioned in Schedule 2, and Target Company means any of them;

Target Group means the Target Companies and the Target Subsidiaries taken as a whole, and member of the Target Group means any of them;

Target Group Performance Bonds has the meaning given in clause 9.12;

Target Subsidiaries means the companies mentioned in Schedule 3;

Target Working Capital means £26,572,000;

Tax,  Taxation and Tax Authority have the meanings given to them in the Tax Deed;

Tax Deed means the tax deed in the Agreed Form;

Tax Warranty Claim means a claim in respect of those Warranties set out in paragraph 2 (Tax) of Schedule 5 to this agreement;

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Third Party Claim has the meaning given in paragraph 7 of Schedule 6;

Third Party Sum has the meaning given in paragraph 9(b) of Schedule 6;

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied;

Trade Mark Assignment means the trade mark assignment with respect to the transfer of Transferred AB Trade Marks to the Purchaser Guarantor in the Agreed Form;

Transaction Documents means this agreement, the documents referred to in it and any other agreements executed or to be executed by the parties on the date of this agreement or Completion (including, but not limited to, the Tax Deed, the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Trade Mark Assignment and the Disclosure Letter);

Transactions means the sale and purchase of the Shares and the other transactions contemplated by the Transaction Documents;

Transferred AB Trade Marks means: (i) those registered trade marks listed in Part 1 of Schedule 12; and (ii) any unregistered rights in the word “AB” and the AB Logo which, as at Completion, are owned by any member of the Retained Group;

Transitional Services has the meaning given at clause 12.1;

Transitional Services Agreement means the agreement pursuant to which the Parent will procure the provision of transitional services to the Target Group, in the Agreed Form;

TRC means, in relation to any company, a valid tax residence certificate issued by the Tax Authority of the country in which that company is resident evidencing that, at all material times, that company is a tax resident of such country;

TT Electronics GmbH means the company with limited liability incorporated under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Dortmund under HRB 28004mb, having its registered office in Feldmark 50, 59368 Werne (Germany);

TT Electronics GmbH Divestment means the transfer of the entire issued share capital of TT Electronics GmbH from TT Electronics Holdings GmbH to AB Electronic Products Group Limited;

TT Electronics GmbH Divestment Agreement means the agreement between TT Electronics Holdings GmbH, as seller,  and AB Electronic Products Group Limited, as purchaser, pursuant to which the TT Electronics GmbH Divestment will be effected, in a form to be agreed between the Parent and the Purchaser (provided that the Purchaser shall not unreasonably withhold its consent to any changes that the Parent requests be made to such agreement);

TT Logo means the logo set out in Part 4 of Schedule 12;

TT Singapore means TT Electronics Asia Pte Ltd;

TT Singapore Shares means the Shares in the India Target Company to be sold by TT Singapore pursuant to this agreement (as set out in Schedule 1);

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VAT means, inside the European Union, value added tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax and, outside the European Union, any similar value added, sales or turnover tax;

Warranties means the statements set out in Schedule 5;

Warranty Claim means a claim by the Purchaser the basis of which is that a Warranty is, or is alleged to be, untrue or inaccurate;

Working Capital means the amount equal to: (a) the consolidated current assets of the Target Group less (b) the consolidated current liabilities of the Target Group, in each case as set out in the “Working Capital” column of Part 2 of Schedule 9, and in each case calculated at the Effective Time and determined on the basis of the accounting policies, procedures and instructions set out in Part 3 of Schedule 9;

EUR, € or Euros means the lawful currency of the European Union; and

£, GBP or Sterling means the lawful currency of the United Kingdom.

2.a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010.

3.Where any statement in Schedule 5 or in the Disclosure Letter is qualified by the expression so far as the Parent is aware or to the best of the Parent's knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Parent after due enquiry of the following individuals: Mark Hoad, Amrei Drechsler, Hermann Hauser, Lars Warnecke, Thomas Rinschede, Stefan Ruhl, Michael Dewes, Lynton Boardman, Candy Bowles, John Leighton Jones and Michael Robinson.

4.In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)any enactment which that enactment re‑enacts (with or without modification); and

(c)any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).

5.In this agreement:

(a)words denoting persons include bodies corporate and unincorporated associations of persons;

(b)references to an individual or a natural person include his estate and personal representatives; and

(c)subject to clause 22, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party.

6.Save as otherwise expressly provided, the expression procure where used in the context of the Parent in relation to a member of the Retained Group means solely that the Parent undertakes to exercise its

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rights and votes as a direct or indirect shareholder in that member to procure, so far as it is lawfully able, compliance with that obligation.

7.Save as otherwise expressly provided, the expression procure where used in the context of the Purchaser in relation to a member of the Purchaser Group means solely that the Purchaser undertakes to exercise its rights and votes as a direct or indirect shareholder in that member to procure, so far as it is lawfully able, compliance with that obligation.

1.1

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Signatories

Signed by	)
for TT ELECTRONICS PLC	)	…………………………………..

Signed by	)
for AVX LIMITED	)	…………………………………..

Signed by	)
for AVX CORPORATION	)	…………………………………..